                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-49359

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED APRIL 13, 1998)

                                1,000,000 SHARES

                                     [LOGO]

                          CENTERPOINT PROPERTIES TRUST

       7.50% SERIES B CONVERTIBLE CUMULATIVE REDEEMABLE PREFERRED SHARES
                  (Liquidation Preference of $50.00 Per Share)
                                ----------------

    We are a self-managed real estate investment trust. We are offering and selling our Series B Preferred Shares. The principal terms of the Series B Preferred Shares are:

    - We will pay cumulative dividends from the date of original issuance, in the amount of 7.50% per annum of the liquidation preference (equivalent to $3.75 per Series B Preferred Share).

    - We will pay dividends quarterly, beginning on September 30, 1999.

    - We are not allowed to redeem the shares before June 30, 2004.

    - On and after June 30, 2004, we may redeem the shares from the proceeds of an offering of our capital shares, by paying the holder $50 per Series B Preferred Share, plus any accrued and unpaid dividends through the date of redemption.

    - Upon the death of a shareholder, the shareholder's estate has a limited right to have us redeem Series B Preferred Shares owned by the shareholder, which we may pay in cash or our common shares.

    - The shares have no maturity date and will remain outstanding indefinitely unless redeemed.

    - The Series B Preferred Shares are convertible at any time into our common shares at a conversion price of $43.50 per common share (which is equivalent to a conversion rate of 1.1494 common shares for each Series B Preferred Share), subject to certain adjustments.

    - Holders of the Series B Preferred Shares generally have no voting rights, except if we fail to pay dividends for six quarters.

    - The Series B Preferred Shares have been approved for listing on the New York Stock Exchange, subject to notice of issuance, under the symbol "CPT-PRB." There can be no assurance as to the liquidity of the trading market for the Series B Preferred Shares or that an active public market will develop or be maintained. Our common shares are listed on the NYSE under the symbol "CNT." The last reported sale price for the common shares on June 17, 1999 was $36.25 per share.

                                                        PER SHARE       TOTAL
                                                       -----------  -------------
Price to Investors...................................   $   50.00   $  50,000,000
Underwriting Discount................................   $    2.00   $   2,000,000
Proceeds, before expenses, to Company................   $   48.00   $  48,000,000

                             ---------------------

    This offering is being underwritten by Edward D. Jones & Co., L.P. on a firm commitment basis, which means that it must purchase all of the Series B Preferred Shares if any are purchased. The underwriter's purchase of the Series B Preferred Shares is subject to a number of conditions.
                             ---------------------

    INVESTORS SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE S-6 OF THIS PROSPECTUS SUPPLEMENT AND PAGE 5 OF THE ACCOMPANYING PROSPECTUS BEFORE DECIDING WHETHER TO PURCHASE SERIES B PREFERRED SHARES.
                             ---------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ---------------------

                          EDWARD D. JONES & CO., L.P.
                              -------------------

            THE DATE OF THIS PROSPECTUS SUPPLEMENT IS JUNE 17, 1999.

                           FORWARD LOOKING STATEMENTS

    This prospectus supplement and the accompanying prospectus include and incorporate by reference forward looking statements. These statements generally contain the words "believe," "expect" or similar words. We have based these forward looking statements on our current expectations about future events. Our actual results could differ materially from those set forth or implied in the forward looking statements as a result of various factors, including, but not limited to, uncertainties affecting real estate businesses generally (such as entry into new leases, renewals of leases and dependence on tenants' business operations), risks relating to acquisition, construction and development activities, possible environmental liabilities, risks relating to leverage, debt service and obligations with respect to the payment of dividends (including availability of financing terms acceptable to us and the sensitivity of our operations to fluctuations in interest rates), the potential for the need to use borrowings to make distributions necessary for us to qualify as a real estate investment trust, dependence on the primary market in which our properties are located, the existence of complex regulations relating to our status as a real estate investment trust, the failure of our company and entities we do business with to make necessary modifications and conversions to Year 2000 compliant software in a timely manner and the potential adverse impact of the market interest rates on the cost of borrowings by us and on the market price for our securities.

    We undertake no obligation to update or revise any forward looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward looking events discussed in this prospectus supplement and discussed in or incorporated by reference in the accompanying prospectus may not occur.

                            ------------------------

    You should rely only on the information included or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriter has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriter is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

                         PROSPECTUS SUPPLEMENT SUMMARY

    THE FOLLOWING SUMMARY MAY NOT CONTAIN ALL THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ THE ENTIRE PROSPECTUS SUPPLEMENT AND ACCOMPANYING PROSPECTUS, AS WELL AS THE DOCUMENTS INCORPORATED BY REFERENCE IN THE PROSPECTUS BEFORE MAKING AN INVESTMENT DECISION. UNLESS INDICATED OTHERWISE, THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT IS PRESENTED AS OF MARCH 31, 1999. ALL REFERENCES TO "WE", "CENTERPOINT", "OUR COMPANY" OR THE "COMPANY" IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS MEAN CENTERPOINT PROPERTIES TRUST AND ALL ENTITIES OWNED OR CONTROLLED BY CENTERPOINT PROPERTIES TRUST, EXCEPT WHERE IT IS MADE CLEAR THAT THE TERM MEANS ONLY THE PARENT COMPANY.

                                  CENTERPOINT

    CenterPoint is a self-managed real estate investment trust focused on the acquisition, development, redevelopment, management and ownership of warehouse/industrial property. Substantially all of our properties are located within a 150-mile radius of Chicago, including Milwaukee, Wisconsin and South Bend, Indiana ("Greater Chicago"). Between completion of our initial public offering in 1993 and March 31, 1999, we have increased the size of our owned warehouse/industrial portfolio by 19.6 million square feet or 376.9% by acquiring (net of dispositions) 93 warehouse/industrial properties.

    As of March 31, 1999, our investment and management portfolio consisted of 128 warehouse/ industrial properties containing approximately 24.8 million square feet. We also are developing ten build-to-suit projects. We believe we are the largest owner and operator of warehouse/industrial property in Greater Chicago. As of March 31, 1999, our warehouse/industrial properties, excluding properties under development or redevelopment, were 95% leased to over 200 tenants in diverse industries. No tenant accounted for more than 3.3% of our total revenues during 1998. Substantially all of our properties have been constructed or renovated during the past ten years.

                                  THE OFFERING

Securities........................  1,000,000 7.50% Series B Convertible Cumulative
                                    Redeemable Preferred Shares.

Dividends.........................  If you purchase the Series B Preferred Shares, you are entitled to receive cumulative cash dividends at an
                                    annual rate of 7.50% of the liquidation preference
                                    (equivalent to $3.75 per Series B Preferred Share).
                                    Dividends will accumulate from the date we issue the
                                    shares and will be paid quarterly in arrears on or about
                                    the last day of March, June, September and December of
                                    each year, beginning September 30, 1999, to the extent
                                    funds are available.

Ranking...........................  With respect to the payment of dividends and payments upon liquidation, the Series B Preferred Shares will
                                    rank equally with any other preferred shares which are
                                    not by their terms junior to the Series B Preferred
                                    Shares and will rank senior to our common shares and any
                                    other shares which by their terms rank junior to the
                                    Series B Preferred Shares.

                                    We have 3,000,000 other preferred shares outstanding
                                    which rank equally with the Series B Preferred Shares,
                                    with an aggregate liquidation value of $75 million.

Liquidation Preference............  The Series B Preferred Shares will have a liquidation preference of $50 per share, plus an amount equal to
                                    accrued and unpaid dividends.

Redemption at Our Option..........  We may redeem some or all of the Series B Preferred
                                    Shares at their liquidation value at any time on or
                                    after June 30, 2004 solely from the proceeds of an
                                    offering of our capital shares. No other source of funds
                                    may be used to redeem the shares.

Limited Right of Redemption Upon
  Death of Shareholder............  We must redeem Series B Preferred Shares tendered by estates of deceased shareholders at their liquidation
                                    value. We will not, however, redeem in any 12-month
                                    period more than 500 Series B Preferred Shares from any
                                    one estate. We will redeem up to an aggregate of 30,000
                                    Series B Preferred Shares from all estates in any year.
                                    We may make the estate redemptions in cash or in our
                                    common shares, in which latter case the redemption price
                                    wil be $50.50 per share. See "Description of the Series
                                    B Preferred Shares--Limited Right of Redemption upon
                                    Death of a Shareholder by the Estate of the Shareholder"
                                    beginning on page S-19.

Conversion........................  The Series B Preferred Shares are convertible at any time into our common shares at a conversion price of
                                    $43.50 per common share (which is equivalent to a
                                    conversion rate of 1.1494 common shares for each Series
                                    B Preferred Share), subject to certain adjustments.

NYSE Listing......................  The Series B Preferred Shares have been approved for listing on the New York Stock Exchange, subject to
                                    notice of issuance, under the symbol "CPT-PRB." There
                                    can be no assurance as to the liquidity of the trading
                                    market for the Series B Preferred Shares or that an
                                    active public market will develop or be maintained.

Book Entry........................  The Series B Preferred Shares will be represented by a global security that will be deposited with and
                                    registered in the name of The Depository Trust Company,
                                    New York, New York. This means you will not receive a
                                    certificate for your Series B Preferred Shares.

Use of Proceeds...................  We will use the net proceeds from the offering
                                    (approximately $47.6 million) to reduce amounts
                                    outstanding under our unsecured revolving credit
                                    agreement which is used to fund acquisition and
                                    development of additional properties and our working
                                    capital needs.

Ratio of Earnings to Combined
  Fixed Charges and Preferred
  Share Dividends.................  Our ratio of earnings to combined fixed charges and preferred share dividends for the three months ended
                                    March 31, 1999 was 2.11 and for the year ended December
                                    31, 1998 was 2.16.

                                  THE COMPANY

    CenterPoint is a self-managed real estate investment trust focused on the acquisition, development, redevelopment, management and ownership of warehouse/industrial property. Our properties are located within Greater Chicago.

    Founded in 1984, we completed our initial public offering of securities in December 1993. CenterPoint's senior management averages over 20 years of experience in the industry. Between completion of our initial public offering and March 31, 1999, we have increased the size of our owned warehouse/ industrial portfolio by 19.6 million square feet or 376.9% by acquiring (net of dispositions) 93 warehouse/ industrial properties.

    As of March 31, 1999, our investment and management portfolio consisted of 128 warehouse/ industrial properties containing approximately 24.8 million square feet. We also are developing ten build-to-suit projects. Based on published statistics regarding square feet of space owned and managed by other firms and publicly available information filed with the SEC, as well as our knowledge and experience in the market, we believe we are the largest owner and operator of warehouse/industrial property in Greater Chicago. As of March 31, 1999, our warehouse/industrial properties, excluding properties under development or redevelopment, were 95% leased to over 200 tenants in diverse industries. No tenant accounted for more than 3.3% of our total revenues during 1998. Substantially all of our properties have been constructed or renovated during the past ten years.

    We believe that Greater Chicago offers significant opportunities for investment in and ownership of warehouse/industrial property. Greater Chicago supports a diverse industrial and service industry base, due to its central location and extensive air, roadway, rail, and water transportation infrastructure.

    We believe that investment in warehouse/industrial property offers attractive returns and stable cash flow. Published statistics indicate that total returns from warehouse/industrial properties have been among the highest of any commercial property type in each of the past 15 years. We believe that cash flow from warehouse/industrial property investments is generally more predictable than cash flow from other property types because: (1) relatively short construction periods discourage speculative building; (2) lower capital expenditures are required to sustain rental income due to the adaptable character of warehouse/ industrial property; and (3) tenant renewal rates are higher due to the significant cost and disruption to tenant operations resulting from relocations. Moreover, leases for warehouse/industrial properties provide generally for rent growth through contractual rent increases or rents tied to certain indices such as the Consumer Price Index. Such leases are generally structured as net leases, providing for the pass through to tenants of all operating and real estate tax expenses.

    Our business objective is to maximize shareholder value by pursuing a growth strategy consisting of (1) intensive management of our existing properties and
(2) the acquisition of existing leased properties, build-to-suit projects and properties suitable for redevelopment.

    Our principal executive office is located at 1808 Swift Road, Oak Brook, Illinois 60523, and our telephone number is (630) 586-8000.

                                  RISK FACTORS

    Investors should consider the following risks in determining whether to invest in the Series B Preferred Shares in addition to the other information included in this prospectus supplement and the accompanying prospectus, as well as the documents incorporated by reference in the prospectus.

REAL ESTATE INVESTMENT RISKS

    CENTERPOINT IS SUBJECT TO THE GENERAL RISKS OF INVESTING IN REAL
ESTATE. The business of owning and investing in real estate is highly competitive. Several factors may adversely affect the economic performance and value of our properties. These factors include:

    - adverse changes in general or local economic conditions affecting real estate values, rental rates, interest rates, real estate tax rates and other operating expenses;

    - competitive overbuilding;

    - our inability to keep high levels of occupancy in our properties;

    - tenant defaults;

    - unfavorable changes in governmental rules and fiscal policies (including rent control legislation); and

    - acts of God and other factors which are beyond our control.

    In addition, these and other factors may affect our ability to sell our properties.

    WE REDEVELOP AND IMPROVE PROPERTIES AND ARE SUBJECT TO RISKS AS A
RESULT. We are subject to risks when we redevelop and improve properties, including (1) the risk that the properties may operate at a cash deficit during the redevelopment and/or lease-up period and (2) the risk that a contractor will be unable to control costs or conform to the original plans and timetables. The contractor's ability to control costs or conform to plans and timetables may be affected by strikes, weather, government regulations and other conditions beyond the contractor's control. As a result, we may not realize the projected benefits from the redevelopment and improvement of properties.

    WE MAY BE UNABLE TO RENEW LEASES OR RELET SPACE. When our tenants decide not to renew their leases upon their expiration, we may not be able to relet the space. Even if our tenants do renew or we are able to relet the space, the terms of renewal or reletting (including the cost of renovations, if necessary) may be less favorable than current lease terms. Through the end of 2003, leases will expire on a total of 59% of the gross leasable area of our current properties. If we are unable to promptly renew our leases or relet space, or if the rental rates upon such renewal or reletting are significantly lower than current rates, then our profitability will be adversely affected.

    WE ARE NOT DIVERSIFIED GEOGRAPHICALLY OR BY PROPERTY TYPE. Substantially all of our properties are located in the Greater Chicago area, and substantially all of our properties are warehouse/industrial properties. While we believe that our focus on this geographical area and property type is an advantage, adverse economic developments in the Greater Chicago area may adversely affect our properties and, therefore, our profitability.

    WE FACE COMPETITION IN OUR MARKETS. Our properties are located in areas that have other warehouse/ industrial properties which may be more attractive to potential tenants. Competition from other warehouse/industrial properties may adversely affect our ability to lease our properties and to increase the rentals charged on our leases.

    UNINSURED LOSS. We carry comprehensive liability, fire, flood (where appropriate), extended coverage and rental loss insurance on all of our properties. We believe the policy specifications and insured limits of these policies are adequate and appropriate. There are certain types of losses that are generally not insured, such as losses relating to earthquakes, riots or acts of war or losses relating to contract or lease claims. If an uninsured loss occurred, we could lose both our investment in and anticipated profits and cash flow from a property and we would continue to be obligated on any mortgage indebtedness or other obligations related to the property.

DEBT FINANCING RISKS

    WE REGULARLY BORROW MONEY TO FINANCE OUR BUSINESS. As a result, our business is subject to the risks normally associated with debt financing, including the risks that (1) we will be unable to meet required payments of principal and interest, (2) we will not be able to refinance our existing indebtedness or, if we are able to refinance our existing indebtedness, the terms of such refinancing will not be as favorable as the original terms of such indebtedness or (3) we will not be able to finance necessary capital expenditures for renovations and other improvements or, if financed, we will not be able to finance such capital expenditures on favorable terms. If we have mortgaged a property to secure payment of indebtedness and we are unable to meet the mortgage payments, the lender may foreclose on the property and we will lose the income and asset value of such property.

    WE COULD INCUR HIGHER LEVELS OF DEBT. We intend to continue our policy of maintaining a ratio of debt to total market capitalization of less than 50%. However, our Declaration of Trust does not contain any limitations on the ratio of debt to total market capitalization. Accordingly, our Board of Trustees could alter or eliminate the current limitation on borrowing without the approval of our shareholders. If this policy were changed, we could become more highly leveraged. A higher degree of leverage will increase our debt service, and, as a result, could adversely affect our ability to make expected distributions to shareholders, including dividends on the Series B Preferred Shares, and increase the risk of default on our indebtedness. In addition, the degree of leverage could adversely affect our ability to obtain additional financing in the future as well as the terms of any financing.

    WE WOULD BE ADVERSELY EFFECTED BY RISING INTEREST RATES. Advances under our $250 million credit facility bear interest at variable rates based on LIBOR or prime. Increases in interest rates would increase our interest expense which could adversely affect our profitability and our ability to service our debt.

REGULATORY RISKS

    OWNERSHIP OF PROPERTIES INVOLVES ENVIRONMENTAL RISKS. Federal, state and local laws and regulations to protect the environment may require a current or previous owner or operator of real estate to investigate and clean up hazardous or toxic substances or petroleum product releases at such property. The owner or operator may have to pay a governmental entity or third parties for property damage and for investigation and clean-up costs incurred by such parties in connection with the contamination. Such laws typically impose clean-up responsibility and liability without regard to whether the owner or operator knew of or caused the presence of the contaminants. Even if more than one person may have been responsible for the contamination, each person covered by the environmental laws may be held responsible for all of the clean-up costs incurred. In addition, third parties may sue the owner or operator of a site for damages and costs resulting from environmental contamination arising from that site.

    Environmental laws also govern the presence, maintenance and removal of asbestos. Such laws require that owners or operators of buildings containing asbestos (1) properly manage and maintain the asbestos, (2) notify and train those who may come into contact with asbestos and (3) undertake special precautions, including removal or other abatement, if asbestos would be disturbed during renovation or demolition of a building. Such laws may impose fines and penalties on building owners or operators who fail to comply with these requirements. Such laws may allow third parties to seek recovery from owners or operators for personal injury associated with exposure to asbestos fibers.

    Independent consultants have conducted Phase I environmental site assessments at all of our properties and will conduct Phase I environmental site assessments at all properties acquired by us in the future. The Phase I environmental assessments include, at a minimum, (1) a visual inspection of the properties and the surrounding areas, (2) a walk-through survey for suspected asbestos or other toxic materials, (3) an examination of current and historical uses of the properties and the surrounding areas, and (4) a review of relevant state, federal and historical documents. Where appropriate, on a property by property basis, these consultants have conducted additional testing, including sampling for asbestos, for lead in drinking water, for soil contamination where underground storage tanks are or were located or where other past site usages create a potential environmental problem, and for contamination in groundwater.

    Environmental assessments of our properties to date have not revealed any environmental condition on any of our existing properties that we believe could materially adversely affect our business or assets. However, environmental assessments may not reveal all potentially negative environmental conditions that may exist. Unidentified environmental liabilities could arise and could adversely affect our financial condition and performance.

    WE MAY INCUR COSTS TO COMPLY WITH THE AMERICANS WITH DISABILITIES
ACT. Under the Americans with Disabilities Act of 1990 (the "ADA"), all public accommodations are required to meet certain federal requirements related to access and use by disabled persons. Existing warehouse/industrial properties generally are exempt from the provisions of ADA but may be subject to provisions requiring that buildings be made accessible to people with disabilities. Compliance with the ADA could require removal of access barriers. Non-compliance could result in the imposition of fines by the federal government or an award of damages to private litigants.

CERTAIN RISKS RELATED TO REIT STATUS

    We elected to be taxed as a REIT for federal income tax purposes effective January 1, 1994. We believe we have qualified for taxation as a REIT for all subsequent periods, and we plan to continue to meet the requirements for REIT status. The rules for maintaining REIT status are highly technical and complex. Some of the requirements depend on factors that are not entirely within our control. For example, at least 95% of our gross income must come from sources itemized in the REIT tax laws. We are also required to distribute to our shareholders at least 95% of our REIT taxable income (excluding capital gains). Even a technical or inadvertent failure to meet all the requirements could jeopardize our REIT status.

    Changes in the tax law could make it more difficult for us to maintain REIT status (although we are not aware of any currently pending or proposed changes that would have this effect). A provision in President Clinton's Fiscal Year 2000 Budget Proposal contains a provision which could make it more difficult for us to maintain REIT status. Under current law one of the requirements for REIT status is that a REIT generally must not own securities of any one non-governmental issuer representing more than 10% of the outstanding voting securities of such issuer. President Clinton's proposal would modify the 10% requirement so a REIT generally would be prohibited from owning more than 10% of the vote OR value of any issuer (the "Clinton Budget Proposal"). Since we currently own non-voting stock in a separate corporation representing more than 90% of the value of such corporation as described below under "--Lack of Control of Certain Subsidiary Corporations," our REIT status will be difficult to maintain if this budget proposal is enacted.

    In addition, a version of the Clinton Budget Proposal has been incorporated into a pending bill (H.R. 1616). H.R. 1616 would allow a REIT to own more than 10% of the vote and/or value of certain companies without invalidating its REIT status, but only if such company meets the definition of a "Taxable REIT Subsidiary." The amounts received by a REIT from a Taxable REIT Subsidiary would be subject to federal income tax. It is not certain at this time whether H.R. 1616 or the Clinton Budget

Proposal will be enacted into law or, if enacted, whether (1) the corporation in which we own stock would qualify as a Taxable REIT Subsidiary, (2) we would elect to comply with the requirements of H.R. 1616, or (3) if we would choose to divest or restructure our interest in the corporation. Also, the effective date of H.R. 1616 would grandfather our present ownership of stock, although the bill could be amended to change or even eliminate an effective date provision prior to its enactment into law.

    If we fail to qualify as a REIT, we would be subject to federal income tax at corporate rates. We would be disqualified as a REIT for a period of five years (including the year of disqualification) unless the IRS granted relief from this waiting period. During any period we did not qualify as a REIT, we would have to pay income taxes and would therefore have significantly less money available for investments, for distributions to shareholders, or for payments to creditors. In addition, we would no longer be required to make distributions to shareholders. These consequences would likely have an adverse effect on the value of our securities. See "Certain Federal Income Tax Considerations" in this prospectus supplement.

    Even if we qualify as a REIT, we have to pay certain federal, state and local taxes on our income and property. In addition, we hold interests in entities that are required to pay federal and state income tax on their net taxable income.

LACK OF CONTROL OF CERTAIN SUBSIDIARY CORPORATIONS

    To permit us to obtain income from certain activities (such as management of properties owned by third parties) in excess of the amounts we could earn directly without jeopardizing our REIT status, we own a small, non-controlling interest in the voting stock of CenterPoint Realty Services Corporation ("CRS") but receive substantially all of the economic interest in CRS. Several officers of CenterPoint own substantially all of the voting stock of CRS and exercise voting and management control of CRS. CRS and its subsidiaries, among other things, provide services and commodities to our tenants, develop and improve real property and manage properties owned by third parties.

LIMITATIONS ON A CHANGE IN CONTROL OF OUR COMPANY

    WE HAVE A SHAREHOLDER RIGHTS PLAN. The Board of Trustees has adopted a Shareholder Rights Plan under which we granted a dividend distribution of one preferred share purchase right on each of our outstanding common shares. The preferred share purchase rights generally become exercisable (1) if a person becomes an "acquiring person" by acquiring 15% or more of our outstanding common shares or (2) if a person commences a tender offer that would result in that person owning 15% or more of our outstanding common shares. The Shareholder Rights Plan may delay or prevent a change in control of the Company or other transaction that could provide shareholders with a premium over the then-prevailing market price of the common shares.

    BECAUSE OF OUR REIT STATUS, THERE ARE LIMITATIONS ON OWNERSHIP OF OUR SHARES. In order for us to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), not more than 50% in value of our outstanding shares of beneficial interest may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities). Due to this limitation on the concentration of ownership of shares of beneficial interest in a REIT, the Declaration of Trust restricts ownership of more than 9.8% of the value of the outstanding shares of beneficial interest by any single shareholder, except for the ownership of common shares by our former parent company, CRP-London.

    In connection with such ownership concentration limitation, shares held by certain domestic pension trusts are treated under the Code as held by the beneficiaries of such trusts. However, we do not intend to rely on this rule to maintain compliance with such limitation. Under the Declaration of Trust, domestic pension funds are subject to the restriction on ownership of more than 9.8% of the value of the outstanding shares of beneficial interest.

    These ownership limits, as well as our ability to issue additional common shares and preferred shares, may discourage a change of control of CenterPoint. The ownership limits may also (1) deter tender offers for the common shares, which offers may be advantageous to shareholders, and (2) limit the opportunity for shareholders to receive a premium over then prevailing market prices for their common shares.

YEAR 2000 COMPLIANCE

    In response to the Year 2000 issue, we initiated a project in early 1997 to identify, evaluate and implement a new computerized real estate management system. We are addressing the issue through a combination of modifications to existing programs and conversion to Year 2000 compliant software. In addition, we are discussing with our tenants, vendors, and other service providers the possibility of any interface difficulties relating to the Year 2000 issue which may affect us. If we and those we conduct business with do not make modifications or conversions in a timely manner, the Year 2000 issue may have a material adverse effect on our business, financial condition, and results of operations. The total cost associated with the required modifications is not expected to be material to our consolidated results of operations, liquidity and financial position, and is being expensed as incurred.

                                USE OF PROCEEDS

    We expect to receive net proceeds from the sale of the Series B Preferred Shares of approximately $47.6 million. We will use the net proceeds to reduce the outstanding balance under our unsecured revolving credit agreement which is used to fund development and acquisition of additional properties and our working capital needs. Our unsecured revolving credit agreement had an aggregate of $156.6 million outstanding as of June 8, 1999, bearing interest at a weighted average rate of 5.98% per year.

                                 CAPITALIZATION

    The following table sets forth our capitalization as of March 31, 1999 and as adjusted to give effect to the issuance of the 1,000,000 Series B Preferred Shares and application of the estimated net proceeds therefrom. The table should be read together with our consolidated financial statements which are incorporated by reference in the accompanying prospectus.

                                                                                            MARCH 31, 1999
                                                                                        -----------------------
                                                                                        HISTORICAL  AS ADJUSTED
                                                                                        ----------  -----------
                                                                                         (IN THOUSANDS, EXCEPT
                                                                                          SHARE AND PER SHARE
                                                                                                 DATA)
Debt:
  Mortgage Notes......................................................................  $  103,256   $ 103,256
  Senior Unsecured Debt...............................................................     200,000     200,000
  Unsecured Revolving Credit Borrowings...............................................      52,900       5,300
  Tax-exempt Debt.....................................................................      75,540      75,540
  Convertible Subordinated Debentures.................................................       7,878       7,878
                                                                                        ----------  -----------
Total Debt............................................................................  $  439,574   $ 391,974
                                                                                        ----------  -----------
                                                                                        ----------  -----------
Shareholders' Equity:
  Preferred Shares ($.001 par value), 10,000,000 shares authorized:
    8.48% Series A Cumulative Redeemable Preferred Shares, liquidation preference $25
      per share; 3,000,000 shares issued and outstanding..............................           3           3
    7.50% Series B Convertible Cumulative Redeemable Preferred Shares, liquidation preference $50 per share; no shares issued and outstanding, 1,000,000 shares
      issued and outstanding as adjusted..............................................          --           1
  Common Shares ($.001 par value), 47,727,273 shares authorized; 20,095,058 shares
    issued and outstanding(1).........................................................          20          20
  Class B Common Shares ($.001 par value), 2,727,727 shares authorized; 76,802 shares
    issued and outstanding............................................................           0           0
  Additional Paid in Capital..........................................................     449,612     497,211
  Retained Earnings (Deficit).........................................................     (38,742)    (38,742)
  Unearned Compensation--Restricted Stock.............................................        (284)       (284)
                                                                                        ----------  -----------
Total Shareholders' Equity............................................................  $  410,609   $ 458,209
                                                                                        ----------  -----------
Total Capitalization..................................................................  $  850,183   $ 850,183
                                                                                        ----------  -----------
                                                                                        ----------  -----------

------------------------

(1) Does not include 1,547,678 shares reserved for issuance upon the exercise of stock options, 76,802 shares reserved for issuance upon conversion of Class B Common Shares or 430,849 shares reserved for issuance upon conversion of Convertible Subordinated Debentures.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following table sets forth selected financial and operating information for CenterPoint on a historical basis. The information was derived from our financial statements, which are incorporated by reference in the accompanying prospectus.

    The following selected financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements incorporated by reference in the accompanying prospectus.

                                                  THREE MONTHS ENDED
                                                      MARCH 31,                       YEAR ENDED DECEMBER 31,
                                                 --------------------  -----------------------------------------------------
                                                   1999       1998       1998       1997       1996       1995       1994
                                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                            (IN THOUSANDS, EXCEPT FOR PER SHARE DATA, RATIOS AND
                                                                            NUMBER OF PROPERTIES)
OPERATING DATA:
  Revenues.....................................  $  31,234  $  27,317  $ 113,108  $  85,958  $  63,330  $  46,952  $  33,633
  Expenses:
    Operating expenses excluding depreciation
      and amortization(1)......................    (10,146)    (9,490)   (35,700)   (29,182)   (20,751)   (14,774)   (11,442)
    Depreciation and other amortization........     (5,997)    (4,696)   (21,418)   (15,278)   (10,648)    (8,456)    (6,176)
    General and administrative.................       (905)      (990)    (4,041)    (3,105)    (2,567)    (2,150)    (1,573)
    Interest expense:
    Interest incurred, net.....................     (4,359)    (2,928)   (13,659)   (10,071)    (9,865)   (11,562)   (11,073)
    Amortization of deferred financing costs...       (458)      (486)    (1,817)      (800)    (1,127)    (1,150)      (976)
                                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Operating income...........................      9,369      8,727     36,473     27,522     18,372      8,860      2,393
    Other income (expense)(2)..................        (20)       (16)       (15)       108       (100)       (16)       (34)
                                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Income before extraordinary item...........      9,349      8,711     36,458     27,630     18,272      8,844      2,359
    Extraordinary item.........................                                                 (3,331)      (632)
                                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Net income.................................      9,349      8,711     36,458     27,630     14,941      8,212      2,359
    Preferred dividend.........................     (1,590)    (1,590)    (6,360)      (901)      (947)    (1,002)
                                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Net income available to common
      shareholders.............................      7,759      7,121     30,098     26,729     13,994      7,210      2,359
    Per share net income available to common
      shareholders before extraordinary item:
      Basic....................................       0.38       0.37       1.51       1.43       1.25       0.85       0.41
      Diluted..................................       0.38       0.37       1.50       1.41       1.22       0.84       0.41
    Per share net income available to common
      shareholders:
      Basic....................................       0.38       0.37       1.51       1.43       1.01       0.78       0.41
      Diluted..................................       0.38       0.37       1.50       1.41       0.99       0.77       0.41
BALANCE SHEET DATA (END OF PERIOD):
    Investment in real estate (before
      accumulated depreciation)................  $ 783,308  $ 633,469  $ 747,733  $ 641,646  $ 429,034  $ 317,460  $ 248,281
    Net investment in real estate..............    715,487    586,632    685,476    597,294    398,828    295,884    234,825
    Total assets...............................    896,883    711,128    821,936    699,275    451,206    334,866    254,073
    Total debt.................................    439,574    275,958    364,718    270,768    177,349    145,271    179,492
    Shareholders' equity.......................    410,609    399,298    412,039    388,126    248,114    168,320     59,016
OTHER DATA:
    Funds from Operations(3)...................  $  13,925  $  12,064  $  52,337  $  42,968  $  30,445  $  20,492  $  13,138
    EBITDA(4)..................................     20,163     16,821     73,352     53,779     39,912     30,013     20,584
    Net cash flow:
      Operating activities.....................     16,117     13,167     61,444     39,411     29,552     16,473      8,976
      Investing activities.....................    (35,079)   (21,956)  (122,346)  (245,336)  (111,554)   (82,556)   (65,311)
      Financing activities.....................     64,064      7,774     59,725    206,507     80,194     68,541     52,837

                                                  THREE MONTHS ENDED
                                                      MARCH 31,                       YEAR ENDED DECEMBER 31,
                                                 --------------------  -----------------------------------------------------
                                                   1999       1998       1998       1997       1996       1995       1994
                                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                            (IN THOUSANDS, EXCEPT FOR PER SHARE DATA, RATIOS AND
                                                                            NUMBER OF PROPERTIES)
    Distributions..............................  $  11,175  $   9,856  $  41,233  $  32,046  $  24,065  $  15,953  $   8,775
      Return of capital portion of
        distribution...........................        406      1,279      3,711      3,916     12,280      8,554      4,320
    Number of properties included in operating
      results..................................        128         99        125        100         76         69         53
    Ratio of earnings to fixed charges.........       2.77       3.03       2.94       3.27       2.33       1.63       1.19
    Ratio of earnings to combined fixed charges
      and preferred dividends..................       2.11       2.17       2.16       3.04       2.15       1.51       1.19

--------------------------

(1) Operating expenses include real estate taxes, repairs and maintenance, insurance and utilities and exclude interest, depreciation and amortization and general and administrative expenses.

(2) Other income (expense) includes gains and losses on property dispositions in 1998, 1997 and 1996, and other miscellaneous operating and non-operating items.

(3) Funds from Operations represents net income available to common shareholders, excluding extraordinary items, sales of (or adjustments to basis of) properties plus depreciation and amortization, convertible subordinated debenture interest and amortization of deferred financing costs on convertible subordinated debentures. Dividends on Convertible Preferred Shares for 1996 and 1995 are not excluded from net income as such shares were automatically converted to common shares in 1996. Funds from Operations is computed as follows (in thousands):

                                              THREE MONTHS ENDED
                                                  MARCH 31,                       YEAR ENDED DECEMBER 31,
                                             --------------------  -----------------------------------------------------
                                               1999       1998       1998       1997       1996       1995       1994
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income available to common
  Shareholders.............................  $   7,759  $   7,121  $  30,098  $  26,729  $  14,941  $   8,212  $   2,359
Extraordinary item.........................                                                  3,331        632         --
Depreciation and amortization..............      5,997      4,696     21,418     15,278     10,648      8,456      6,176
Amortization of deferred financing costs,
  Debentures...............................          8         11         38         48         67        135        267
Convertible subordinated debenture
  interest.................................        161        233        783        999      1,385      3,057      4,336
(Gain) Loss on disposition of properties...                     3         --        (86)        73         --         --
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------

Funds from Operations......................  $  13,925  $  12,064  $  52,337  $  42,968  $  30,445  $  20,492  $  13,138
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------

    Management believes that Funds from Operations is helpful to investors as a measure of the performance of equity REIT shares because, along with cash flows from operating activities, financing activities and investing activities, it provides investors an understanding of our ability to incur and service debt and to make capital expenditures. Funds from Operations does not represent cash flow from operations as defined by generally accepted accounting principles ("GAAP"), should not be considered by the reader as an alternative to net income as an indicator of our operating performance or to cash flows as a measure of liquidity, and is not indicative of cash available to fund all cash flow needs. Investors are cautioned that Funds from Operations, as calculated by us, may not be comparable to similarly titled but differently calculated measures for other REITs.

    The National Association of Real Estate Investment Trusts (NAREIT) defines funds from operations as net income before extraordinary items plus depreciation and amortization less the amortization of deferred financing costs.

(4) Earnings before interest, income taxes, depreciation and amortization. Management believes that EBITDA is helpful to investors as an indication of property operations, because it excludes costs of financing and non-cash depreciation and amortization amounts. EBITDA does not represent cash flows from operations as defined by GAAP, should not be considered by the reader as an alternative to net income as an indicator of our operating performance, and is not indicative of cash available to fund all cash flow needs.

               PRICE RANGE OF COMMON SHARES AND DIVIDEND HISTORY

    Prior to June 12, 1996, our common shares were listed and traded on the American Stock Exchange under the symbol "CNT." Since June 12, 1996, our common shares have been listed and traded on the New York Stock Exchange under the symbol "CNT." The following table sets forth, for the periods indicated, the high and low sale prices of the common shares (as reported by the AMEX prior to June 12, 1996 and as reported by the NYSE on and after June 12, 1996) and the cash distributions paid per common share in such periods.

QUARTERLY PERIOD ENDING                                                   HIGH        LOW     CASH DISTRIBUTION/SHARE
----------------------------------------------------------------------  ---------  ---------  -----------------------
March 31, 1997........................................................  $   32.88  $   30.25         $   0.420
June 30, 1997.........................................................      31.88      28.50             0.420
September 30, 1997....................................................      36.31      31.88             0.420
December 31, 1997.....................................................      37.06      31.25             0.420
March 31, 1998........................................................      36.06      32.75             0.438
June 30, 1998.........................................................      35.63      31.44             0.438
September 30, 1998....................................................      36.44      30.69             0.438
December 31, 1998.....................................................      36.88      32.25             0.438
March 31, 1999........................................................      34.06      31.06             0.475
June 30, 1999 (through June 17, 1999).................................      37.63      31.25             0.475

    We also have outstanding Class B common shares which are convertible on a share-for-share basis into common shares. The Class B common shares are privately held and there is no established public trading market for them. As of June 7, 1999, there were 76,802 Class B common shares outstanding. We paid dividends on the Class B shares in 1997 and 1998 and thus far in 1999 of $1.73 per share, $1.80 per share and $0.97 per share, respectively. As of June 7, 1999, there were approximately 160 holders of record of the common shares and one holder of record of the Class B common shares.

    Since our initial public offering in 1993, we have paid regular and uninterrupted dividends. We intend to continue to declare quarterly dividends on our common shares. However, we cannot be sure about the amounts of future dividends because they depend on our cash flow from operations, earnings, financial condition, capital requirements and other factors that our Board of Trustees believes are important.

                  DESCRIPTION OF THE SERIES B PREFERRED SHARES

    This description of the particular terms of the Series B Preferred Shares supplements, and to the extent inconsistent replaces, the description of the general terms and provisions of the preferred shares set forth in the accompanying prospectus, which you should consult for further information.

GENERAL

    We are authorized to issue up to 60,000,000 shares of beneficial interest in the Company, of which 47,727,273 are common shares, par value $.001 per share ("common shares"); 2,272,727 are Class B common shares, par value $.001 per share ("Class B common shares"); and 10,000,000 are preferred shares of beneficial interest, $.001 par value per share. The preferred shares are issuable in one or more series, with such terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption, in each case, if any, as are permitted by Maryland law and as our Board of Trustees may determine by adoption of Articles Supplementary to our Declaration of Trust, without any further vote or action by our shareholders. See "Description of Shares of Beneficial Interest--Preferred Shares" in the accompanying prospectus.

    Prior to the completion of the offering of the Series B Preferred Shares, we will adopt Articles Supplementary specifying a series of preferred shares, designated 7.50% Series B Convertible Cumulative Redeemable Preferred Shares of Beneficial Interest. The following summary of the terms and provisions of the Series B Preferred Shares is not complete and is qualified in its entirety by reference to the pertinent sections of the Articles Supplementary designating the Series B Preferred Shares, which is available from us.

    The transfer agent and dividends disbursing agent for the common shares and the Series B Preferred Shares will be First Chicago Trust Company of New York, Jersey City, New Jersey.

    We intend to file an application to list the Series B Preferred Shares on the New York Stock Exchange. If the application is approved, trading of the Series B Preferred Shares on the NYSE is expected to begin within a 30-day period after the date of initial delivery of Series B Preferred Shares. See "Underwriting."

    Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, the statute governing Maryland real estate investment trusts, and the Declaration of Trust provide that no shareholder shall be personally liable for any obligation of the Company. However, with respect to tort claims, claims for taxes and certain statutory liabilities, shareholders may, in some jurisdictions, be personally liable to the extent such claims are not satisfied by the Company. Because the Company has public liability insurance in amounts that it considers adequate, any risk of personal liability to shareholders would be limited to situations in which the Company's assets, together with its insurance coverage, would be insufficient to satisfy the claims against the Company.

SERIES A PREFERRED SHARES

    We currently have outstanding 3,000,000 shares of 8.48% Series A Cumulative Redeemable Preferred Shares of Beneficial Interest. Holders of the Series A Preferred Shares are entitled to receive, when and as authorized by the Board of Trustees, out of funds legally available for the payment of dividends, cumulative cash dividends at the rate of 8.48% per annum of their $25 liquidation preference (equivalent to a fixed annual rate of $2.12 per share). Such dividends are cumulative from the date of original issue and are payable quarterly in arrears on or about the 30(th) day of January, April, July and October or, if not a business day, the next business day. The Series A Preferred Shares are not redeemable prior to October 30, 2002. On and after October 30, 2002, we may, at our option, redeem the Series A Preferred Shares, in whole or in part, at any time or from time to time, for cash at a redemption price of $25 per share, plus all accrued and unpaid dividends thereon to the date fixed for redemption. The Series B Preferred Shares will rank on parity with the Series A Preferred Shares with respect to the payment of dividends and payments upon liquidation.

RANKING

    The Series B Preferred Shares will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, rank (a) senior to all classes or series of common shares and to all equity securities ranking junior to such Series B Preferred Shares; (b) on a parity with the Series A Preferred Shares and all equity securities issued by the Company the terms of which specifically provide that such equity securities rank on a parity with the Series B Preferred Shares; and (c) junior to all equity securities issued by the Company the terms of which specifically provide that such equity securities rank senior to the Series B Preferred Shares. The term "equity securities" does not include convertible debt securities for this purpose.

DIVIDENDS

    Holders of the Series B Preferred Shares will be entitled to receive, when and as authorized by the Board of Trustees, out of funds legally available for the payment of dividends, cumulative preferential cash dividends at the rate of 7.50% of the liquidation preference per annum (equivalent to $3.75 per annum per share). Dividends on the Series B Preferred Shares will accrue and be cumulative from the date of original issue and will be payable quarterly in arrears on or about the 30th day of each March, June, September and December or, if not a business day, the next business day (each, a "Dividend Payment Date"). The first dividend on the Series B Preferred Shares, which will be paid on or about September 30, 1999, will be for more than a full quarter. That dividend and any dividend payable on the Series B Preferred Shares for a partial dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. We will pay dividends to holders of record as they appear in our share records at the close of business on the applicable record date designated by our Board of Trustees for the payment of dividends that is not more than 30 nor less than 10 days prior to such dividend payment date.

    No dividends on the Series B Preferred Shares will be authorized by our Board of Trustees or be paid or set apart for payment at such time as the terms and provisions of any of our agreements, including any agreement relating to our indebtedness, prohibits such authorization, payment or setting apart for payment or provides that such authorization, payment or setting apart for payment would constitute a breach of or a default under such agreement, or if such authorization or payment is restricted or prohibited by law.

    Notwithstanding the foregoing, dividends on the Series B Preferred Shares will accrue whether or not the Company has earnings, whether or not there are funds legally available for the payment of such dividends, whether or not any agreement of the Company prohibits payment of such dividends, and whether or not such dividends are authorized. Accrued but unpaid dividends on the Series B Preferred Shares will accumulate as of the Dividend Payment Date on which they first become payable. Except as set forth in the next sentence, no dividends will be authorized or paid or set apart for payment on any shares of beneficial interest of the Company or any other series of preferred shares ranking, as to dividends, on a parity with or junior to the Series B Preferred Shares (other than a dividend paid in the common shares or in shares of any other class of shares of beneficial interest ranking junior to the Series B Preferred Shares as to dividends and upon liquidation) for any period unless full cumulative dividends for all past dividend periods and the then current dividend period have been or contemporaneously are (i) authorized and paid or (ii) authorized and a sum sufficient for the payment thereof is set apart for such payment on the Series B Preferred Shares. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series B Preferred Shares and the shares of any other series of preferred shares ranking on a parity as to dividends with the Series B Preferred Shares, all dividends authorized upon the Series B Preferred Shares and any other series of preferred shares ranking on a parity as to dividends with the Series B Preferred Shares (such as the Series A Preferred Shares) shall be authorized pro rata so that the amount of dividends authorized per share of Series B Preferred Shares and such other series of preferred shares shall in all cases bear to each other the same ratio that accrued dividends per share on the Series B Preferred Shares and such other series of preferred shares (which shall not include any accrual in respect of unpaid dividends on such other series of preferred shares for prior dividend periods if such other series of preferred shares does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series B Preferred Shares which may be in arrears.

    Unless full cumulative dividends on the Series B Preferred Shares have been or contemporaneously are authorized and paid or a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period, no common shares, or any other shares of beneficial interest of the Company ranking junior to or on a parity with the Series B Preferred Shares as to dividends or upon liquidation, shall be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Company (except by conversion into or exchange for other shares of beneficial interest of the Company ranking junior to the Series B Preferred Shares as to dividends and upon liquidation and except for the acquisition of Excess Shares (as defined in the accompanying prospectus)). See "Description of Shares of Beneficial Interest--Restrictions on Transfer" in the accompanying prospectus. Holders of Series B Preferred Shares shall not be entitled to any dividend, whether payable in cash, property or shares of beneficial interest, in excess of full cumulative dividends on the Series B Preferred Shares as provided above. Any dividend payment made on the Series B Preferred Shares shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable.

    If, for any taxable year, we elect to designate as "capital gain dividends" (as defined in Section 857 of the Code) any portion of the dividends paid or made available for the year to holders of all classes of shares, then the portion of the dividends so designated that is allocable to the holders of Series B Preferred Shares will be the amount that the total dividends paid or made available to the holders of the Series B Preferred Shares for the year bears to the total dividends paid or made available for the year to holders of all classes of shares.

LIQUIDATION RIGHTS

    In the event of any liquidation, dissolution or winding up of our affairs, the holders of the Series B Preferred Shares are entitled to be paid out of our assets legally available for distribution to our shareholders liquidating distributions in cash or property at its fair market value as determined by our Board of Trustees in the amount of a liquidation preference of $50.00 per share plus an amount equal to any accrued and unpaid dividends to the date of such liquidation, dissolution or winding up, before any distribution of assets is made to holders of common shares or any other class or series of beneficial interest that rank junior to the Series B Preferred Shares as to liquidation rights.

    In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding Series B Preferred Shares and the corresponding amounts payable on all shares of other classes or series of shares of beneficial interest of the Company ranking on a parity with the Series B Preferred Shares in the distribution of assets (such as the Series A Preferred Shares), then the holders of the Series B Preferred Shares and all other such classes or series of shares of beneficial interest shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. Holders of Series B Preferred Shares will be entitled to written notice of any such liquidation. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series B Preferred Shares will have no right or claim to any of the remaining assets of the Company. The consolidation or merger of the Company with or into any other corporation, trust or entity or of any other corporation, trust or other entity with or into the Company, or the sale, lease or conveyance of all or substantially all of the property or business of the Company shall not be deemed to constitute a liquidation, dissolution or winding up of the Company.

    For further information regarding the rights of the holders of the Series B Preferred Shares upon our liquidation, dissolution or winding up, see "Description of Shares of Beneficial Interest--Preferred Shares--Liquidation Preference" in the accompanying prospectus.

REDEMPTION BY THE COMPANY

    The Series B Preferred Shares are not redeemable prior to June 30, 2004. However, in order to ensure that the Company remains a qualified REIT for federal income tax purposes, Series B Preferred Shares will be subject to provisions of the Declaration of Trust, pursuant to which Series B Preferred Shares owned by a shareholder in excess of the Ownership Limit (as defined in the accompanying prospectus) will constitute Excess Shares, and the Company will have the right to purchase Excess Shares from the holder. See "Description of Shares of Beneficial Interest--Restrictions on Transfer" in the accompanying prospectus. On and after June 30, 2004, at our option upon not less than 30 nor more than 60 days' written notice, we may redeem the Series B Preferred Shares, in whole or in part, at any time or from time to time, at a redemption price of $50.00 per share plus all accrued and unpaid dividends thereon to the date fixed for redemption, without interest, to the extent we will have funds legally available therefor. The redemption price of the Series B Preferred Shares (other than any portion consisting of accrued and unpaid dividends) shall be paid solely from the sale proceeds of other shares of beneficial interest of the Company, which may include other series of preferred shares, and not from any other source. For purposes of the preceding sentence, "shares of beneficial interest" means any equity securities (including common shares and preferred shares), shares, depositary shares, participations, or other ownership interests (however designated) and any rights (other than debt securities convertible into or exchangeable for equity securities) or options to purchase any of the foregoing. Holders of Series B Preferred Shares to be redeemed shall surrender such Series B Preferred Shares at the place designated in such notice and shall be entitled to the redemption price and any accrued and unpaid dividends payable upon such redemption following such surrender. If notice of redemption of any Series B Preferred Shares has been given and if the funds necessary for such redemption have been set aside by us in trust for the benefit of the holders of any Series B Preferred Shares so called for redemption, then from and after the redemption date dividends will cease to accrue on such Series B Preferred Shares, such Series B Preferred Shares will no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price plus accrued and unpaid dividends to such redemption date. If fewer than all of the outstanding Series B Preferred Shares are to be redeemed, the Series B Preferred Shares to be redeemed will be selected pro rata (as nearly as may be practicable without creating fractional shares) or by any other equitable method we determine to use. See "Description of Shares of Beneficial Interest--Preferred Shares--Redemption" in the accompanying prospectus.

    Unless full cumulative dividends on all Series B Preferred Shares or any other securities ranked on parity as to dividends or upon liquidation with the Series B Preferred Shares (such as the Series A Preferred Shares) (collectively, "Parity Preferred") shall have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, no Series B Preferred Shares shall be redeemed unless all outstanding Series B Preferred Shares and all Parity Preferred are simultaneously redeemed and the Company shall not purchase or otherwise acquire directly or indirectly any Series B Preferred Shares (except by exchange for shares of beneficial interest of the Company ranking junior to the Series B Preferred Shares as to dividends and upon liquidation); PROVIDED, HOWEVER, that the foregoing shall not prevent the purchase by the Company of Excess Shares in order to ensure the Company remains qualified as a REIT for federal income tax purposes, as described under "Description of Shares of Beneficial Interest--Restrictions on Transfer" in the accompanying prospectus, or the purchase or acquisition of Series B Preferred Shares pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series B Preferred Shares.

    We will give notice of redemption by publication in a newspaper of general circulation in the City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the redemption date. A similar notice will be mailed by us, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the Series B Preferred Shares to be redeemed at their respective addresses as they appear on our share transfer records. A failure to give such notice or any defect in the notice or in its mailing will not affect the validity of the proceedings for the redemption of any Series B Preferred Shares except as to the holder to whom notice was defective or not given. Each notice shall state:

    - the redemption date;

    - the redemption price;

    - the number of Series B Preferred Shares to be redeemed;

    - the place or places where the Series B Preferred Shares are to be surrendered for payment of the redemption price; and

    - that dividends on the shares to be redeemed will cease to accrue on such redemption date.

    If fewer than all the Series B Preferred Shares held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of Series B Preferred Shares to be redeemed from such holder.

    Immediately prior to any redemption of Series B Preferred Shares, the Company shall pay, in cash, any accumulated and unpaid dividends through the redemption date, unless a redemption date falls after a dividend record date and prior to the corresponding dividend payment date, in which case each holder of Series B Preferred Shares at the close of business on a dividend record date will be entitled to receive the dividend declared and payable with respect to the Series B Preferred Shares on the corresponding dividend payment date notwithstanding the redemption of the Series B Preferred Shares between such dividend record date and the corresponding dividend payment date or our default in the payment of the dividend due. Except as provided above, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on Series B Preferred Shares to be redeemed.

    The Series B Preferred Shares will have no stated maturity and will not be subject to any sinking fund or mandatory redemption. However, in order to ensure that the Company remains a qualified REIT for federal income tax purposes, Series B Preferred Shares owned by a shareholder in excess of the Ownership Limit will constitute Excess Shares, and the Company will have the right to purchase Excess Shares from the holder. Excess Shares may be redeemed, in whole or in part, and, if in part, pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares) or by any other equitable method determined by the Company. See "Description of Shares of Beneficial Interest--Restrictions on Transfer" in the accompanying prospectus.

LIMITED RIGHT OF REDEMPTION FOLLOWING DEATH OF A SHAREHOLDER BY THE ESTATE OF
  THE SHAREHOLDER

    On the 30(th) day of each March, June, September and December of each year or, if not a business day, the next business day, commencing September 30, 1999, we will, following the death of any registered holder of the Series B Preferred Shares, redeem the Series B Preferred Shares held by such registered owner upon presentation of the documentation described below by such registered owner's personal representative or surviving joint tenant(s). Series B Preferred Shares will not be redeemed during any period in which full cumulative dividends on all Series B Preferred Shares and Parity Preferred have not been paid. Our obligation to redeem the shares is subject to the following limitations:

    - We will only redeem 500 Series B Preferred Shares per owner per twelve-month period.

    - In any twelve-month period, we will only redeem up to an aggregate of 30,000 Series B Preferred Shares.

    To redeem the shares under these circumstances, our transfer agent must receive:

    - written request for redemption in form satisfactory to the transfer agent, signed by the personal representative or surviving joint tenant(s) of the registered owner;

    - the Series B Preferred Shares to be redeemed if certificated, or, if not, notice of the number of shares to be redeemed;

    - appropriate evidence of death and ownership of such shares at the time of death; and

    - appropriate evidence of the authority of such personal representative or surviving joint tenant(s).

    In order for the Series B Preferred Shares to be eligible for the redemption on any of the dates listed above, the material specified above must be presented for redemption in full compliance with the provisions set forth above, at least 20 days preceding such dates and must be deemed acceptable by the transfer agent at least 10 days prior to the applicable redemption date. Any shares not redeemed in any period because of the aggregate limitation described above or the individual limitation described above will be held for redemption in subsequent periods until redeemed. Any shares not redeemed because such redemption would violate the prohibition against redemptions when cumulative dividends are outstanding on Series B Preferred Shares or Parity Preferred will be held for redemption at the time such redemption is no longer prohibited and until redeemed in full. Redemption requests will be prioritized on a first-come, first-served basis.

    Any redemption by us may be made either in cash or in our common shares. For redemptions made in cash, the redemption price will be $50 per Series B Preferred Share (plus accrued and unpaid dividends). If the redemption is made in common shares, we must notify you that the redemption will be made in common shares at least seven days prior to the redemption settlement date. For redemptions made in common shares, the redemption price will be $50.50 per Series B Preferred Share based on the market price of our common shares on the trading day prior to the redemption date (plus cash in an amount equal to accrued and unpaid dividends). No fractional common shares will be issued. In lieu of any fractional shares, we will pay cash in an amount equal to the product of such fraction multiplied by the closing price of one common share on the trading day prior to the redemption date.

    The death of a person who, during his lifetime, was entitled to substantially all of the beneficial interest of ownership (including as joint tenant) of Series B Preferred Shares will be deemed the death of a registered owner, regardless of the registered owner, if such beneficial interest can be established to the satisfaction of the transfer agent. Such beneficial interest shall be deemed to exist in typical cases of street name or nominee ownership, ownership under the Uniform Transfers to Minors Act or similar statute, community property or other joint ownership arrangements between husband and wife, and certain other arrangements where one person has substantially all of the beneficial ownership interest in the Series B Preferred Shares during his lifetime. In the case of Series B Preferred Shares registered in the name of banks, trust companies or broker-dealers who are members of a national securities exchange or the National Association of Securities Dealers, Inc. ("Qualified Institutions"), the redemption limitations described above apply to each beneficial owner of Series B Preferred Shares held by any Qualified Institution. In connection with the redemption request, each Qualified Institution must submit evidence, satisfactory to the transfer agent, that it holds the Series B Preferred Shares subject to request on behalf of such beneficial owner and must certify the aggregate amount of redemption requests made on behalf of such beneficial owner.

    In the case of a redemption request which is presented on behalf of a deceased beneficial owner and which has not been fulfilled at the time we give notice of our election to redeem the Series B Preferred Shares, the shares which are the subject of such pending redemption request shall be redeemed prior to any other Series B Preferred Shares.

    Any redemption request may be withdrawn upon delivery of a written request for such withdrawal given to the transfer agent at least 10 days prior to payment for redemption of the shares by reason of the death of a beneficial owner. Any party withdrawing its redemption request will forfeit its right to require us to redeem the Series B Preferred Shares upon the death of a shareholder.

VOTING RIGHTS

    Holders of Series B Preferred Shares will not have any voting rights, except as set forth below or as otherwise required by law.

    Whenever dividends on any Series B Preferred Shares shall be in arrears for six or more consecutive or non-consecutive quarterly periods (a "Preferred Dividend Default"), the holders of such Series B Preferred Shares (voting separately as a class with all other series of Parity Preferred upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of a total of two additional trustees of the Company (the "Preferred Shares Trustees") at a special meeting called by the holders of record of at least 20% of the outstanding Series B Preferred Shares or the holders of shares of any series of Parity Preferred so in arrears, unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the shareholders, in which case the voting for such additional trustees shall be at the next annual or special meeting of shareholders, and at each subsequent annual meeting until all dividends accumulated on such Series B Preferred Shares for the past dividend periods and the accrued dividend for the then current dividend period shall have been fully paid or a sum sufficient for the payment thereof set aside for payment in full. If and when all accumulated dividends and the accrued dividend for the then current dividend period on the Series B Preferred Shares shall have been paid in full or set aside for payment in full, the holders thereof shall be divested of the foregoing voting rights (subject to revesting in the event of each and every subsequent Preferred Dividend Default) and, if all accumulated dividends and the accrued dividend for the current dividend period have been paid on all series of Parity Preferred upon which like voting rights have been conferred and are exercisable, the term of office of each Preferred Shares Trustee so elected shall terminate. Any Preferred Shares Trustee may be removed at any time with or without cause by, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding Series B Preferred Shares (voting separately as a class with all series of Parity Preferred upon which like voting rights have been conferred and are exercisable). So long as a Preferred Dividend Default shall continue, any vacancy in the office of a Preferred Shares Trustee may be filled by written consent of the Preferred Shares Trustee remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding Series B Preferred Shares when they have the voting rights described above (voting separately as a class with all series of Parity Preferred upon which like voting rights have been conferred and are exercisable). Each of the Preferred Shares Trustees shall be entitled to one vote on any matter.

    So long as any Series B Preferred Shares remain outstanding, the Company shall not, without the affirmative vote or consent of the holders of at least two-thirds of the Series B Preferred Shares outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class): (a) authorize or create, or increase the authorized or issued amount of, any class or series of shares of beneficial interest ranking prior to the Series B Preferred Shares with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized shares of beneficial interest of the Company into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; (b) amend, alter or repeal the provisions of the Articles Supplementary establishing the Series B Preferred Shares, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series B Preferred Shares or the holders thereof; or (c) enter into a consolidation or merger in which another entity is the surviving entity, unless the holders of the Series B Preferred Shares receive a preference security the rights, preferences, privileges and voting power of which do not differ from those of the Series B Preferred Shares in any manner which is material and adverse to the holder of the Series B Preferred Shares; PROVIDED, HOWEVER, that with respect to the occurrence of any event set forth in (b) or (c) above, so long as the Series B Preferred Shares remain outstanding with the terms thereof materially unchanged, or the terms of the securities issued in exchange for the Series B Preferred Shares in the consolidation or merger are not materially different from those of the Series B Preferred Shares, the occurrence of any such event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers of the holders of the Series B Preferred Shares and PROVIDED FURTHER that any increase in the amount of the authorized preferred shares or the creation or issuance of any other series of preferred shares, or any increase in the amount of authorized shares of such series, in each case ranking on a parity with or junior to the Series B Preferred Shares with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

    The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Series B Preferred Shares shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

CONVERSION

    Subject to the restrictions on ownership and transfer of our common shares described in "Description of Shares of Beneficial Interest--Restrictions on Transfer" in the accompanying prospectus, holders of Series B Preferred Shares may convert such shares into common shares at a conversion price of $43.50 per common share (equivalent to a conversion rate of 1.1494 common shares for each Series B Preferred Share), subject to adjustment as described below. The right to convert Series B Preferred Shares called for redemption will terminate at the close of business on a redemption date. For information about notices of redemption, see "--Redemption by the Company" above.

    The holder of Series B Preferred Shares may convert all or a portion of such shares by delivering Series B Preferred Shares together with written notice of conversion and a proper assignment of such certificates to the office of the transfer agent. Currently, such office is as follows:

    First Chicago Trust Company of New York
    A Division of EquiServe
    525 Washington Boulevard
    P.O. Box 2500
    Jersey City, NJ 07303

    Each conversion will be deemed to have been effected immediately prior to the close of business on the date on which the Series B Preferred Shares are surrendered and we receive notice of conversion (and, if applicable, we have received payment of an amount equal to the dividend payable on such shares, as described below). The conversion will be at the conversion price in effect at such time and on such date.

    Holders of Series B Preferred Shares at the close of business on a dividend record date will be entitled to receive the dividend payable on such shares on the corresponding dividend payment date notwithstanding the conversion of such shares following such dividend record date and prior to such dividend payment date. However, Series B Preferred Shares surrendered for conversion during the period between the close of business on any dividend record date and ending with the opening of business on the corresponding dividend payment date (except shares converted after the issuance of a notice of redemption with respect to a redemption date during such period or coinciding with such dividend payment date, which will be entitled to such dividend) must be accompanied by payment of an amount equal to the dividend payable on such shares on such dividend payment date. A holder of Series B Preferred Shares on a dividend record date who (or whose transferee) tenders any such shares for conversion into common shares on such dividend payment date will receive the dividend payable by us on such Series B Preferred Shares on such date, and the converting holder need not include payment of the amount of such dividend upon surrender of Series B Preferred Shares for conversion. Except as provided above, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares or for dividends on the common shares that are issued upon such conversion.

    Fractional common shares will not be issued upon conversion but, instead, we will pay a cash adjustment based on the current market price of the common shares on the trading day prior to the conversion date. For a further discussion of the common shares to be received upon conversion of Series B Preferred Shares, see "Description of Shares of Beneficial Interest--Common Shares" in the accompanying prospectus.

CONVERSION PRICE ADJUSTMENTS

    The conversion price is subject to adjustment upon certain events, including the following:

    - the payment of distributions payable in common shares on any class of our shares;

    - the issuance to all holders of common shares of certain rights or warrants entitling them to subscribe for or purchase common shares at a price per share less than the fair market value per share of common shares;

    - subdivisions, combinations and reclassifications of common shares; and

    - distributions to all holders of common shares of evidences of our indebtedness or assets (including securities, but excluding those dividends, rights, warrants and distributions referred to above and dividends and distributions paid in cash out of equity, including revaluation equity, applicable to common shares).

    In addition to the foregoing adjustments, we will be permitted to make such reductions in the conversion price as we consider to be advisable in order that any event treated for federal income tax purposes as a dividend of stock or stock rights will not be taxable to the holders of the common shares.

    In case we are a party to any transaction (including, without limitation, a merger, consolidation, statutory share exchange, tender offer for all or substantially all of our common shares or sale of all or substantially all of our assets), in each case as a result of which our common shares will be converted into the right to receive securities or other property (including cash or any combination thereof), each Series B Preferred Share, if convertible after the consummation of the transaction, will thereafter be convertible into the kind and amount of shares of stock and other securities and property receivable (including cash or any combination thereof) upon the consummation of such transaction by a holder of that number of common shares or fraction thereof into which one Series B Preferred Share was convertible immediately prior to such transaction (assuming such holder of common shares failed to exercise any rights of election and received per share the kind and amount received per share by a plurality of non-electing shares). We may not become a party to any such transaction unless its terms are consistent with the foregoing.

    We are not required to make any adjustment of the conversion price in any case until cumulative adjustments amount to 1% or more of the conversion price. Any adjustments not so required to be made will be carried forward and taken into account in subsequent adjustments.

RESTRICTIONS ON TRANSFER

    To help insure that the Company qualifies as a REIT, transfer of the Series B Preferred Shares is restricted and ownership by any person is limited to 9.8% of the outstanding shares of beneficial interest, subject to certain restrictions. For information regarding restrictions on transfer of the Series B Preferred Shares, see "Description of Shares of Beneficial
Interest--Restrictions on Transfer" in the accompanying prospectus.

BOOK-ENTRY-ONLY ISSUANCE--THE DEPOSITORY TRUST COMPANY

    The Series B Preferred Shares will be represented by one global security that will be deposited with and registered in the name of The Depository Trust Company ("DTC") or its nominee. This means that we will not issue certificates to you for the shares. One global security will be issued to DTC, who will keep a computerized record of its participants (for example, your broker) whose clients have purchased the shares. Each participant will then keep a record of its clients. Unless it is exchanged in whole or in part for a certificated security, a global security may not be transferred. However, DTC, its nominees, and their successors may transfer a global security as a whole to one another. Beneficial interests in the global security will be shown on, and transfers of the global security will be made only through, records maintained by DTC and its participants.

    DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants (direct participants) deposit with DTC. DTC also records the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for direct participants' accounts. This eliminates the need to exchange certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

    DTC's book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a direct participant. The rules that apply to DTC and its participants are on file with the Securities and Exchange Commission.

    DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc.

    When you purchase shares through the DTC system, the purchases must be made by or through a direct participant, who will receive credit for the shares on DTC's records. Since you actually own the shares, you are the beneficial owner and your ownership interest will only be recorded on the direct (or indirect) participants' records. DTC has no knowledge of your individual ownership of the Series B Preferred Shares. DTC's records only show the identity of the direct participants and the amount of the shares held by or through them. You will not receive a written confirmation of your purchase or sale or any periodic account statement directly from DTC. You will receive these from your direct (or indirect) participant. Thus, the direct (or indirect) participants are responsible for keeping accurate account of the holdings of their customers like you.

    We will wire dividend payments to DTC's nominee and we will treat DTC's nominee as the owner of the global security for all purposes. Accordingly, we will have no direct responsibility or liability to pay amounts due on the global security to you or any other beneficial owners in the global security.

    Any redemption notices will be sent by us directly to DTC, who will in turn inform the direct participants, who will then contact you as a beneficial holder.

    It is DTC's current practice, upon receipt of any payment of dividends or liquidation amount, to credit direct participants' accounts on the payment date based on their holdings of beneficial interests in the global securities as shown on DTC's records. In addition, it is DTC's current practice to assign any consenting or voting rights to direct participants whose accounts are credited with preferred securities on a record date, by using an omnibus proxy. Payments by participants to owners of beneficial interests in the global securities, and voting by participants, will be based on the customary practices between the participants and owners of beneficial interests, as is the case with the shares held for the account of customers registered in "street name." However, payments will be the responsibility of the participants and not of DTC or us.

    Series B Preferred Shares represented by a global security will be exchangeable for certificated securities with the same terms in authorized denominations only if:

    - DTC is unwilling or unable to continue as depositary or if DTC ceases to be clearing agency registered under applicable law and a successor depositary is not appointed by us within 90 days; or

    - We determine not to require all of the Series B Preferred Shares to be represented by a global security.

    If the book-entry-only system is discontinued, the transfer agent will keep the registration books for the Series B Preferred Shares at its corporate office.

SHAREHOLDER RIGHTS PLAN

    On July 30, 1998, the Board of Trustees of the Company adopted a Preferred Share Purchase Rights Agreement and declared a dividend distribution of one Preferred Share Purchase Right (a "Right") on each outstanding share of the Company's common shares of beneficial interest.

    Each Right entitles the holder to purchase from the Company one one-thousandth of a Junior Participating Preferred Share of Beneficial Interest, Series A (a "Rights Preferred Share"), at a price of $120, subject to adjustment. The Rights Preferred Shares (1) are non-redeemable, (2) are entitled to a minimum preferential quarterly dividend payment equal to the greater of $25 per share or 1,000 times the Company's common share dividend, (3) have a minimum liquidation preference equal to the greater of $100 per share or 1,000 times the liquidation payment made per common share and (4) are entitled to vote with the common shares with each Rights Preferred Share having 1,000 votes.

    The Rights trade together with the Company's common shares of beneficial interest and do not become exercisable until the "distribution date." A distribution date will occur ten days after any person (including a group) becomes an "acquiring person" by acquiring 15% or more of the Company's outstanding common shares or if a person commences a tender offer that would result in that person owning 15% or more of the Company's outstanding common shares. On the distribution date, (1) the Rights will be traded separately from the Company's common shares and (2) a holder of the Rights (other than an "acquiring person"), instead of purchasing Rights Preferred Shares, may exercise the Rights for a number of common shares having a market value equal to two times the exercise price of the Rights.

    At any time after a person becomes an "acquiring person," if the Company is involved in any merger, consolidation or other transaction in which the Company is not the survivor, if common shares of the Company are exchanged, or if 50% or more of the Company's consolidated assets or earning power are sold, the holder of the Rights (other than an "acquiring person") may exercise the Rights to purchase a number of shares of common stock of the acquiring corporation having a market value equal to two times the exercise price of the Rights. In addition, at any time after a person becomes an "acquiring person" but before such person has acquired 50% or more of the Company's common shares, the Company may elect to exchange any or all of the Rights (other than those held by an "acquiring person") for common shares of beneficial interest of the Company on a one-for-one basis.

    The Company may generally redeem the Rights, in whole but not in part, at a price of $.01 per right. If not exercised or redeemed, the Rights will expire on the close of business on July 30, 2008.

    A complete description of the terms of the Rights is set forth in the Preferred Share Purchase Rights Agreement, dated as of July 30, 1998 between the Company and First Chicago Trust Company of New York, as agent, which is an exhibit to a Form 8-K of the Company filed with the Securities and Exchange Commission on August 3, 1998. See "Risk Factors--Limitations on a Change in Control of our Company" in this prospectus supplement.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

    For a discussion of material federal income tax consequences applicable to distributions to shareholders and our election to be taxed as a REIT, see "Federal Income Tax Considerations" in the accompanying prospectus.

GENERAL

    The following discussion summarizes certain Federal income tax consequences to an investor in Series B Preferred Shares. Such discussion is based upon current law. The discussion does not address all tax considerations applicable to prospective investors, nor does the discussion give a detailed description of any state, local, or foreign tax considerations and assumes classification of the Company as a REIT. For a discussion of the risks related to the Company's REIT status, see "--Certain Risks Related to REIT status." This discussion does not describe all of the aspects of Federal income taxation that may be relevant to a prospective shareholder in light of his or her particular circumstances or to certain types of shareholders (including insurance companies, tax-exempt entities, financial institutions or broker dealers, foreign corporations and persons who are not citizens or residents of the United States) subject to special treatment under the Federal income tax laws. As used in this section, the term "Company" refers solely to CenterPoint Properties Trust.

    EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE PURCHASE, OWNERSHIP AND SALE OF DEPOSITARY SHARES REPRESENTING PREFERRED STOCK IN AN ENTITY ELECTING TO BE TAXED AS A REAL ESTATE INVESTMENT TRUST, INCLUDING THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF TAXABLE U.S. SHAREHOLDERS

    CONVERSION OF SERIES B PREFERRED SHARES. The discussion in this paragraph assumes that Series B Preferred Shares will not be converted at a time when there are distributions in arrears. In general, no gain or loss will be recognized for federal income tax purposes upon the conversion of the Series B Preferred Shares at the option of the holder solely into common shares. The basis that a holder will have for tax purposes in the common shares received upon the conversion will be equal to the adjusted basis the holder had in the Series B Preferred Shares converted and, provided that the Series B Preferred Shares were held as a capital asset, the holding period for the common shares received will include the holding period for the Series B Preferred Shares converted. A holder, however, will generally recognize gain or loss on the receipt of cash in lieu of a fractional common share in an amount equal to the difference between the amount of cash received and the holder's adjusted basis in the fractional share.

    ADJUSTMENTS TO CONVERSION PRICE. Adjustments in the conversion price pursuant to the anti-dilution provisions of the Series B Preferred Shares, described above in "Description of Series B Preferred Shares--Conversion Price Adjustments" or otherwise may result in constructive distributions to the holders of Series B Preferred Shares that could, under certain circumstances, be taxable to them as dividends pursuant to Section 305 of the Internal Revenue Code of 1986, as amended (the "Code"). If such a constructive distribution were to occur, a holder of Series B Preferred Shares could be required to recognize ordinary income for tax purposes without receiving a corresponding distribution of cash.

    REDEMPTION OF SERIES B PREFERRED SHARES. A redemption of Series B Preferred Shares, will be treated under Section 302 of the Code as a distribution taxable as a dividend (to the extent of the Company's current and accumulated earnings and profits) at ordinary income rates unless the redemption satisfies one of the tests set forth in Section 302(b) of the Code and is therefore treated as a sale or exchange of the redeemed shares. None of these dividend distributions will be eligible for the dividends received deduction for corporate shareholders. The redemption will be treated as a sale or exchange if it (i) is "substantially disproportionate" with respect to the holder, (ii) results in a "complete termination" of the holder's share interest in the Company, or (iii) is "not essentially equivalent to a dividend" with respect to the holder, all within the meaning of Section 302(b) of the Code. In determining whether any of these tests have been met, Series B Preferred Shares considered to be owned by the holder by reason of certain constructive ownership rules set forth in the Code, as well as Series B Preferred Shares actually owned by the holder, must generally be taken into account. If a particular holder of Series B Preferred Shares owns (actually or constructively) no Series B Preferred Shares, or an insubstantial percentage of the outstanding Series B Preferred Shares, a redemption of Series B Preferred Shares of that holder is likely to qualify for sale or exchange treatment because the redemption would not be "essentially equivalent to a dividend." However, because the determination as to whether any of the alternative tests of
Section 302(b) of the Code will be satisfied with respect to any particular holder of Series B Preferred Shares depends upon the facts and circumstances at the time that the determination must be made, prospective holders of Series B Preferred Shares are advised to consult their own tax advisors to determine such tax treatment.

    If a redemption of Series B Preferred Shares is not treated as a distribution taxable as a dividend to a particular holder, it will be treated as to that holder as a taxable sale or exchange. As a result, such holder will recognize gain or loss for Federal income tax purposes in an amount equal to the difference between (i) the amount of cash and the fair market value of any property received (less any portion thereof attributable to accumulated and declared but unpaid dividends, which will be taxable as a dividend to the extent of the Company's current and accumulated earnings and profits), and (ii) the holder's adjusted basis in the Series B Preferred Shares for tax purposes. Such gain or loss will be capital gain or loss if the Series B Preferred Shares have been held as a capital asset, and will be long-term gain or loss if such Series B Preferred Shares have been held for more than one year.

    If a redemption of Series B Preferred Shares is treated as a distribution taxable as a dividend, the amount of the distribution will be measured by the amount of cash and the fair market value of any property received by the holder. The holder's adjusted basis in the redeemed Series B Preferred Shares for tax purposes will be transferred to the holder's remaining shares of the Company. If the holder owns no other shares of the Company, such basis may, under certain circumstances, be transferred to a related person or it may be lost entirely.

    TAXATION OF DISTRIBUTIONS. As used herein, the term "U.S. Shareholder" means a holder of the Series B Preferred Shares that for United States federal income tax purposes (A) is (1) a citizen or resident of the United States; (2) a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof; (3) an estate, the income of which is subject to United States federal income taxation regardless of source; or (4) a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust and (B) is not an entity that has a special status under the Code (such as an insurance company, a financial institution, a tax-exempt organization or a dealer in securities).

    As long as the company qualifies as a REIT, distributions made to taxable U.S. Shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by such U.S. Shareholders as ordinary income and will not be eligible for the dividends received deduction generally available to corporations. Subject to the provisions of applicable law, the current and accumulated earnings and profits of the Company will be allocated first to distributions to the Series B Preferred Shares and then to distributions with respect to the Company's common shares. Subject to the discussion below regarding changes to the capital gain rates, distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed our actual net capital gain for the taxable year) without regard to the period for which the shareholder has held his or her Series B Preferred Shares. However, corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Distributions in excess of current and accumulated earnings and profits will not be taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shareholder's Series B Preferred Shares, but rather will reduce the adjusted basis of such

Series B Preferred Shares. To the extent that such distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a shareholder's Series B Preferred Shares, such distributions will be included in income as long-term capital gain (or short-term capital gain if the Series B Preferred Shares have been held for one year or less), assuming the Series B Preferred Shares are a capital asset in the hands of the shareholder. In addition, any distribution we declare in October, November or December of any year and payable to a shareholder of record on a specified date in any such month shall be treated as both paid by the payor and received by the shareholder on December 31 of such year, provided that the distribution is actually paid by us during January of the following calendar year.

    We may retain and pay income tax on our net long-term capital gains recognized during the taxable year. If we so elect for a taxable year, the holders of the Series B Preferred Shares would include in income as capital gain their proportionate share of such portion of our net capital gains as we may designate. Such retained capital gains may be further designated by us as 20% rate gain, or unrecaptured Section 1250 gain, or 28% rate gain, as discussed below. Shareholders must account for their share of such retained capital gains in accordance with such further designation; if no such further designation is made, the retained capital gains are treated as 20% rate gain. A shareholder would be deemed to have paid its share of the tax paid by us, which would be credited or refunded to the shareholder. The shareholder's basis in its shares would be increased by the amount of undistributed capital gains (less the capital gains tax paid by us) included in the shareholder's capital gains.

    Shareholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, such losses would be carried over by us for potential offset against future income (subject to certain limitations). Taxable distributions from the Company and gain from the disposition of its shares will not be treated as passive activity income and, therefore, shareholders generally will not be able to apply any "passive activity losses" (such as losses from certain types of limited partnerships in which a shareholder is a limited partner) against such income. In addition, taxable distributions from the Company generally will be treated as investment income for purposes of the investment interest limitations. Capital gains from the disposition of the Company's shares (or distributions treated as such), however, will be treated as investment income only if the shareholder so elects, in which case such capital gains will be taxed at ordinary income rates. We will notify shareholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital and capital gain.

    The Internal Revenue Service Restructuring Reform Act of 1998 (the "1998 Act") altered the taxation of capital gain income. Under the 1998 Act, individuals, trust and estates that hold certain investments for more than one year may be taxed at a maximum long-term capital gain rate of 20% on the sale or exchange of those investments. The Taxpayer Relief Act of 1997 (the "Relief Act") also provided for a maximum rate of 25% for "unrecaptured Section 1250 gain" for individuals, trust and estates, special rules for "qualified 5-year gain," as well as other changes to prior law. The Relief Act allows the IRS to prescribe regulations on how the Relief Act's new capital gain rates will apply to sales of capital asset by (or interest in) "pass-thru entities," including REITs such as the Company. In general, the notice provides that a REIT must determine the maximum amounts which may be designated in each class of capital gain dividends as if the REIT were an individual whose ordinary income is subject to a marginal tax rate of at least 28%. Similar rules will apply in the case of designated retained capital gains (see above discussion). We will notify shareholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return or capital, and capital gain (and, with respect to capital gain dividends, the portions constituting 20% rate gain distributions or unrecaptured Section 1250 gain distributions). We also will notify shareholders of the amounts of any designated retained capital gains (including the amounts thereof constituting 20% rate gain or unrecaptured Section 1250 gain) and our taxes with respect to any designated retained capital gains. Final regulations when issued may alter current IRS administrative pronouncements. In addition, the IRS has not prescribed regulations regarding the application of the new rates to the sale of shares in REITs such as the Company, and it remains unclear how the new rules will affect such sales (if at all). Investors are urged to consult their own tax advisors with respect to the rules contained in the Relief Act.

    TAXATION ON THE DISPOSITION OF THE SERIES B PREFERRED SHARES. In general, any gain or loss realized upon a taxable disposition of the Series B Preferred Shares by a shareholder who is not a dealer in securities will be treated as a capital gain or loss. Lower marginal tax rates for individuals may apply in the case of capital gains, depending on the holding period of the Series B Preferred Shares that are sold. See "--Taxation of Distributions" above. Generally, a shareholder who disposes of Series B Preferred Shares held less than twelve months will be taxed at ordinary income rates. However, any loss upon a sale or exchange by a shareholder who has held such Series B Preferred Shares for six months or less (after applying certain holding period rules), will be treated as a long-term capital loss to the extent distributions from the Company are required to be treated by such shareholder as long-term capital gain. All or a portion of any loss realized upon a taxable disposition of the Series B Preferred Shares may be disallowed if other shares of the Company are purchased within 30 days before or after the disposition. In addition, capital losses not offset by capital gains may be deducted from an individual's ordinary income only up to a maximum of $3,000 per year. Unused capital losses may be carried forward. A corporate taxpayer may deduct capital losses only to the extent of capital gains, but may carry unused capital losses back three years and forward five years.

INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING

    We will report to our shareholders and to the IRS the amount of distributions paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 31% with respect to distributions paid unless such holder (1) is a United States corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (2) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. A shareholder who does not provide us with his, her or its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the shareholder's income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify to us their nonforeign status.

TAXATION OF TAX-EXEMPT SHAREHOLDERS

    Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts ("Exempt Organizations"), generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income ("UBTI"). Amounts distributed by us to Exempt Organizations generally should not constitute UBTI. However, if an Exempt Organization finances its acquisition of shares with "acquisition indebtedness," a portion of its income from distributions on such shares will constitute UBTI pursuant to the "debt-financed property" rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal service plans that are exempt from taxation under paragraphs (7), (9), (17) and (20), respectively, of Code Section 501(c) are subject to different UBTI rules, which generally will require them to characterize distributions from us as UBTI.

                                  UNDERWRITING

    Subject to the terms and conditions contained in the underwriting agreement, we have agreed to sell to Edward D. Jones & Co., L.P., as underwriter, and the underwriter has agreed to purchase from us, all of the Series B Preferred Shares. The obligations of the underwriter are subject to certain conditions. The underwriter must purchase all of the Series B Preferred Shares if it purchases any.

    The underwriter proposes to offer the Series B Preferred Shares directly to the public at the initial price to investors set forth on the cover page of this prospectus supplement, and to certain dealers at such price less a concession not in excess of $1.375 per share. After the Series B Preferred Shares are released for sale to the public, the offering price and other selling terms may be varied from time to time by the underwriter.

    The table below shows the underwriting discounts on a per share and aggregate basis. The proceeds we will receive as shown in the table below do not reflect estimated expenses of $400,000 payable by us.

                                                                      PER SHARE       TOTAL
                                                                     -----------  -------------
Price to Investors.................................................   $   50.00   $  50,000,000
Underwriting Discount..............................................   $    2.00   $   2,000,000
Proceeds, before expenses, to Company..............................   $   48.00   $  48,000,000

    We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933, or if indemnification is not allowed, to contribute to payments the underwriter may be required to make because of those liabilities.

    In connection with the offering, the underwriter may purchase and sell the Series B Preferred Shares in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover short positions created in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Series B Preferred Shares, and short positions involve the sale by the underwriter of a greater number of securities than it is required to purchase from us in the offering. These activities may stabilize, maintain or otherwise affect the price of the Series B Preferred Shares, which may be higher than the price that might otherwise prevail in the open market. These activities, if commenced, may be discontinued at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.

    The underwriter may also impose a penalty bid on certain selling group members. This means that if the underwriter purchases Series B Preferred Shares in the open market to reduce the underwriter's short position, if any, or to stabilize the price of the Series B Preferred Shares, it may reclaim the amount of the selling concession from the selling group members who sold those shares as part of the offering. The imposition of a penalty bid might have an effect on the price of the security to the extent that it were to discourage resales of the security.

    The Series B Preferred Shares have been approved for listing on the NYSE, subject to notice of issuance, under the symbol "CPT-PRB." There can be no assurance as to the liquidity of the trading market for the Series B Preferred Shares or that an active public market will develop or be maintained.

                                 LEGAL MATTERS

    Certain legal matters will be passed upon for CenterPoint by Kirkland & Ellis (a partnership including professional corporations), Chicago, Illinois. Kirkland & Ellis will rely upon the opinion of Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC, Baltimore, Maryland, as to certain matters of Maryland law. Certain legal matters will be passed upon for the underwriter by Chapman and Cutler, Chicago, Illinois.

PROSPECTUS

                                  $500,000,000

                          CENTERPOINT PROPERTIES TRUST

     DEBT SECURITIES, COMMON SHARES, PREFERRED SHARES, SECURITIES WARRANTS
                                ----------------

    CenterPoint Properties Trust (the "Company") may from time to time offer in one or more series its (i) senior debt securities ("Senior Debt Securities"),
(ii) subordinated debt securities ("Subordinated Debt Securities") (Senior Debt Securities and Subordinated Debt Securities being collectively referred to herein as "Debt Securities"), (iii) common shares of beneficial interest, $.001 par value per share ("Common Shares"), (iv) preferred shares of beneficial interest, par value $.001 per share ("Preferred Shares"), and (v) warrants exercisable for Debt Securities, Common Shares or Preferred Shares ("Securities Warrants"), in amounts, at prices and on terms to be determined at the time of offering. The Senior Debt Securities, Subordinated Debt Securities, Common Shares, Preferred Shares and Securities Warrants (collectively referred to herein as the "Securities") may be offered separately or together, in separate series, in amounts, at prices and on terms to be described in one or more supplements to this Prospectus (a "Prospectus Supplement").

    The aggregate public offering price for Securities offered by the Company will be up to $500,000,000 (or the equivalent based on the applicable exchange rate at the time of the offering).

    The specific terms of the Securities with respect to which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable: (i) in the case of Debt Securities, the specific title, aggregate principal amount, currency, form (which may be registered or bearer, or certificated or global), authorized denominations, maturity, rate (or manner of calculation thereof) and time of payment of interest, any terms for redemption at the option of the Company or repayment at the option of the holder, any terms for any sinking fund payment, covenants and any initial public offering price; (ii) in the case of Common Shares, any initial public offering price; (iii) in the case of Preferred Shares, the specific title and stated value, any dividend, liquidation, redemption, conversion, voting and other rights, and any initial public offering price; and (iv) in the case of Securities Warrants, the specific title and aggregate number, the issue price and the exercise price. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the Securities, in each case as may be appropriate to preserve the status of the Company as a real estate investment trust ("REIT") for U.S. federal income tax purposes.

    The applicable Prospectus Supplement also will contain information, where applicable, about certain U.S. federal income tax considerations relating to, and any listing on a securities exchange of, the Securities covered by such Prospectus Supplement.

    The Securities may be offered directly by the Company, through agents designated from time to time by the Company, or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Securities, their names, and any applicable purchase price, fee, commission or discount arrangement with, between or among them, will be set forth, or will be calculable from the information set forth, in an accompanying Prospectus Supplement. See "Plan of Distribution." No Securities may be sold without delivery of a Prospectus Supplement describing the method and terms of the offering of such Securities.

    SEE "RISK FACTORS" ON PAGE 5 OF THIS PROSPECTUS FOR CERTAIN FACTORS AND MATERIAL RISKS IN CONNECTION WITH THE PURCHASE OF THE SECURITIES.

                              -------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
      NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
        SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
            OF THIS PROSPECTUS. ANY REPRESENTATION TO        THE
                        CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR
      ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE
                                       CONTRARY IS UNLAWFUL.

April 13, 1998

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and other applicable legal or New York Stock Exchange, Inc. ("NYSE") requirements, pursuant to which the Company files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company under the Exchange Act may be examined without charge at, or copies obtained upon payment of prescribed fees from, the Public Reference Section of the Commission at Judiciary Plaza Office Building, 450 Fifth Street, N.W., Washington, D.C. 20549 and will also be available for inspection and copying at the regional offices of the Commission located at 13th Floor, 7 World Trade Center, New York, New York 10048 and at Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661-2511, and at the NYSE, 20 Broad Street, New York, New York 10005. Electronic filings made through the Electronic Data Gathering, Analysis and Retrieval System are publicly available through the Commission's Web Site (http://www.sec.gov).

    The Company has filed with the Commission a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement"), of which this Prospectus is a part, under the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder, with respect to the Securities offered pursuant to this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Securities, reference is made to the Registration Statement, which may be inspected and copied in the manner and at the sources described above.

    Statements contained in this Prospectus as to the contents of any contract or other document that is filed as an exhibit to the Registration Statement are not necessarily complete, and each such statement is qualified in its entirety by reference to the full text of such contract or document.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents previously filed by the Company with the Commission pursuant to the Exchange Act are incorporated herein by reference:

    1. The Company's Annual Report on Form 10-K for the year ended December 31, 1997;

    2. The Company's Current Report on Form 8-K/A No. 1 filed with the Commission on February 27, 1998;

    3. The Company's Current Report on Form 8-K filed with the Commission on March 27, 1998;

    4. The Company's Current Report on Form 8-K filed with the Commission on April 3, 1998; and

    5. The description of the Company's Common Shares set forth in the Company's Pre-Effective Amendment No. 1 to Form S-4 registration statement filed with the Commission on August 28, 1997 (File No. 333-33515).

    All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of all Securities offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Prospectus except as so modified or superseded.

    The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents that have been or may be incorporated herein by reference (excluding exhibits to such information unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Requests for such information should be directed to CenterPoint Properties Trust, 401 North Michigan, 30th Floor, Chicago, Illinois 60611; Attention: Paul S. Fisher, Secretary; telephone (312) 346-5600.

                                  THE COMPANY

    The Company is a self administered and self managed real estate investment trust focused on the acquisition, development, redevelopment, management and ownership of warehouse/industrial property located in Greater Chicago (defined as the area within a 150-mile radius of Chicago, including Milwaukee, Wisconsin and South Bend, Indiana). The Company has elected and qualified for REIT status since January 1, 1994. See "Federal Income Tax Considerations Relating to the Company's REIT status-- Qualification as a REIT; Opinion of Counsel."

    The Company, a Maryland real estate investment trust, was founded in 1984 and completed its initial public offering of securities in December 1993 (the "IPO"). Between completion of the IPO and December 31, 1997, the Company has increased the size of its warehouse/industrial portfolio by 16.9 million square feet or 325% by acquiring (net of dispositions) 60 fully-leased warehouse/industrial properties. On October 15, 1997, the Company completed a corporate reorganization pursuant to which the Company was converted from a Maryland corporation to a Maryland real estate investment trust.

    As of December 31, 1997, the Company's investment and management portfolio consisted of 95 warehouse/industrial properties containing approximately 22.1 million square feet. Based on published statistics regarding square feet of space owned and managed by other firms and publicly available information filed with the Commission, as well as its knowledge and experience in the market, the Company believes it is the largest owner and operator of warehouse/industrial property in Greater Chicago. The Company also owns and manages three retail properties, one parking lot and one apartment property, holds mortgages on two warehouse/industrial properties, and is developing eight build-to-suit projects. As of December 31, 1997, the Company's properties were 97% leased, excluding properties which are currently being redeveloped and not leasable, with the warehouse/industrial properties occupied by 178 tenants in diverse industries. No tenant accounts for more than 5% of the Company's total revenues. Substantially all of the Company's properties have been constructed or renovated during the past ten years.

    The Company believes that Greater Chicago offers significant opportunities for investment in and ownership of warehouse/industrial property. Greater Chicago, due to its central location and extensive air, roadway, rail, and water transportation infrastructure, supports a diverse industrial and service industry base. Based on published statistics regarding square feet of space owned and managed by other firms and publicly available information filed with the Securities and Exchange Commission, as well as its knowledge and experience in the market, the Company believes it is the largest owner and operator of warehouse/ industrial property in Greater Chicago.

    The Company believes that investment in warehouse/industrial property offers attractive returns and stable cash flow. Published statistics indicate that total returns from warehouse/industrial properties have been among the highest of any commercial property type in each of the past 15 years. The Company believes that cash flow from warehouse/industrial property investments is generally more predictable than cash flow from other property types because: (i) relatively short construction periods discourage speculative building; (ii) lower capital expenditures are required to sustain rental income due to the adaptable character of warehouse/industrial property; and (iii) tenant renewal rates are higher due to the significant cost and disruption to tenant operations resulting from relocations. Moreover, leases for warehouse/ industrial properties provide generally for rent growth through contractual rent increases or rents tied to certain indices such as the Consumer Price Index and are generally structured as net leases, providing for the pass through to tenants of all operating and real estate tax expenses.

    The Company's objective is to maximize stockholder value by pursuing a growth strategy consisting of (i) intensive management of the Company's existing properties and (ii) the acquisition of existing leased properties, build-to-suit projects and properties suitable for redevelopment.

    The Company's principal executive office is located at 401 North Michigan Avenue, 30th Floor, Chicago, Illinois 60611, and its telephone number is (312) 346-5600.

                                  RISK FACTORS

    Prospective investors should carefully consider, among other factors, the matters described below.

LIMITED GEOGRAPHICAL AND PROPERTY-TYPE DIVERSIFICATION

    All of the Company's properties are located in Greater Chicago, and substantially all of the Company's properties are warehouse/industrial properties. While the Company believes that its focus on this geographical area and property type is an advantage, the Company's performance and its ability to make distributions to stockholders could be adversely affected by unfavorable economic and/or warehouse/ industrial real estate conditions in Greater Chicago.

RISKS OF DEBT FINANCING

    The Company is subject to the risks normally associated with the incurrence of debt financing, including the risks that (i) the Company will be unable to meet required payments of principal and interest, (ii) existing indebtedness will not be able to be refinanced or, if refinanced, the terms of such refinancing will not be as favorable as the original terms of such indebtedness and (iii) necessary capital expenditures for such purposes as renovations and other improvements will not be able to be financed or, if financed, will not be able to be financed on terms favorable to the Company. If a property is mortgaged to secure payment of indebtedness and the Company is unable to meet mortgage payments, the property could be foreclosed upon by the mortgagee with a consequent loss of income and asset value to the Company.

    The Company intends to continue its policy of maintaining a ratio of debt to total market capitalization of the Company of less than 50%. However, the Declaration of Trust does not contain any limitations on the ratio of debt to total market capitalization. Accordingly, the Board of Trustees could alter or eliminate the current limitation on borrowing without the approval of the Company's shareholders. If this policy were changed, the Company could become more highly leveraged, resulting in an increase in debt service that could adversely affect the Company's Funds from Operations and its ability to make expected distributions to shareholders, as well as increase the risk of default on the Company's other indebtedness and any borrowings incurred under the Company's lines of credit.

    Certain of the Company's debt now provides, and may in the future provide, for variable interest rates. To the extent that the Company has variable interest rate debt, the Company is exposed to the risk of interest rate fluctuations and, consequently, an increase in interest expense. An increase in interest expense could have a material adverse impact on the Company's operations.

LIMITATION ON OWNERSHIP OF SHARES

    In order for the Company to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), not more than 50% in value of the Company's outstanding shares of beneficial interest may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities). Due to this limitation on the concentration of ownership of shares of beneficial interest in a REIT, ownership of more than 9.8% of the value of the outstanding shares of beneficial interest by any single shareholder has been restricted in the Declaration of Trust, with the exception of the ownership of the Common Shares by the Company's former parent company, CRP-London.

    In connection with the limitation described in the preceding paragraph, shares held by certain domestic pension trusts are treated as held by the beneficiaries of such trusts. The Company does not intend to rely on this rule to maintain compliance with such limitation. Under the Declaration of Trust, domestic pension funds are subject to the restriction on ownership of more than 9.8% of the value of the outstanding shares of beneficial interest.

    These ownership limits, as well as the ability of the Company to issue additional Common Shares and Preferred Shares, may discourage a change of control of the Company and may also (i) deter tender offers for the Common Shares, which offers may be advantageous to shareholders, and
(ii) limit the opportunity for shareholders to receive a premium over then prevailing market prices for their Common Shares that might otherwise exist if an investor were attempting to assemble a block of Common Shares or otherwise effect a change of control of the Company. See "Description of Shares of Beneficial Interest--Restrictions on Transfer."

CHANGES IN INVESTMENT AND FINANCING OBJECTIVES

    The investment and financing objectives of the Company, and its objectives with respect to certain other activities, including without limitation, the objective that the Company continue to qualify as a REIT, will be determined by the Board of Trustees. Although the Board of Trustees has no present intention to do so, the Board may revise current objectives of the Company at any time and from time to time in its sole discretion. Accordingly, shareholders will have no direct control over changes in the objectives of the Company.

REAL ESTATE INVESTMENT CONSIDERATIONS

    GENERAL. The business of owning and investing in real estate is highly competitive and is subject to numerous inherent risks, including adverse changes in general or local economic conditions and/or specific industry segments, real estate values, rental rates, interest rates, real estate tax rates and other operating expenses, the possibility of competitive overbuilding and of the Company's inability to obtain or maintain high levels of occupancy in the Company's properties, tenant defaults, unfavorable changes in governmental rules and fiscal policies (including rent control legislation), acts of God and other factors which are beyond the control of the Company. In addition to affecting the profitability of operations, these and other factors could impact the marketability of the Company's properties.

    In addition to the general risks of ownership and investment in real property, the Company will be subject to other risks in connection with the leasing, redevelopment and improvement of properties, such as the risk that the properties may operate at a cash deficit during the redevelopment and/or lease-up period, and the risk of a contractor's inability to control costs and to conform to plans, specifications and timetables, which may in turn be affected by strikes, weather, government regulations and other conditions beyond the contractor's control. The benefits anticipated from such transactions, therefore, may be reduced or may not materialize. The Company may in the future acquire properties in need of additional leasing activity, rehabilitation or improvement.

    COMPETITION. All of the Company's existing properties are, and all of the properties that it may acquire in the future are expected to be, located in areas that include numerous other warehouse/ industrial, retail or apartment properties, many of which may be deemed to be more suitable to any potential tenant. The resulting competition could have a material adverse effect on the Company's ability to lease its properties and to increase the rentals charged on existing leases.

    ENVIRONMENTAL MATTERS. All of the Company's existing properties have been, and all properties the Company may acquire in the future will be, subjected to a Phase I or similar environmental assessment. The purpose of a Phase I environmental assessment is to determine if past and present uses of a property indicate the potential for soil or groundwater contamination or if other environmental conditions might affect the value of or future uses of the property. Phase I environmental assessments generally include the following: visual inspection of environmental conditions at and around the property; review of available land use records; interviews with the property representatives; examination of information from environmental agencies; and a walk through survey for suspected asbestos containing or other toxic materials. These environmental assessments have not revealed any environmental condition with respect to any of the Company's existing properties that the Company believes could have a material adverse effect upon the business or assets of the Company. However, no assurance can be given that environmental assessments have revealed or will reveal all potentially negative environmental conditions that may exist.

    Under various federal, state and local laws, ordinances and regulations, an owner or operator of real estate is potentially liable to governmental entities or third parties for property damage and the costs of investigation, removal or remediation of contamination caused by certain hazardous or toxic substances on or in such property. Such laws often impose liability without regard to whether the owner knew of, or was responsible for, the presence of such hazardous or toxic substances. The presence of such substances, or the failure to properly remove such substances or remediate any contamination caused thereby, may adversely affect the owner's ability to sell or rent such property or to borrow using such property as collateral. Persons who arrange for the disposal of hazardous substances at a treatment, storage or disposal facility may be liable for the cost of removal or remediation of such substances at such treatment, storage or disposal facility, whether or not such facility is owned or operated by such person. Certain environmental laws impose liability for release of asbestos-containing materials into the air, and third parties may seek recovery from owners or operators of real properties for personal injury associated with such materials. In connection with the ownership, operation, management and development of properties, the Company may be considered the owner or operator of such properties or as having arranged for the disposal of hazardous or toxic substances and, therefore, may be potentially liable for removal or remediation costs, as well as certain other related costs, including governmental fines and damages for injuries to persons and properties.

    UNINSURED LOSS. The Company maintains comprehensive liability, fire, flood (where appropriate), extended coverage and rental loss insurance with respect to its properties, with limits and deductibles customary in the industry. Certain types of losses, however, may be either uninsurable or not economically insurable, such as those due to earthquakes, riots or acts of war. Should an uninsured loss occur, the Company could lose both its investment in and anticipated profits and cash flow from a property and would continue to be obligated on any mortgage indebtedness or other obligations related to the property. Any such loss could adversely affect the Company.

    COST OF COMPLIANCE WITH THE AMERICANS WITH DISABILITIES ACT. Under the Americans with Disabilities Act of 1990 (the "ADA"), all public accommodations are required to meet certain federal requirements related to access and use by disabled persons. Existing warehouse/industrial properties generally are exempt from the provisions of ADA but may be subject to provisions requiring that buildings be made accessible to people with disabilities. Compliance with the ADA could require removal of access barriers, and non-compliance could result in the imposition of fines by the federal government or an award of damages to private litigants. While the amounts of such compliance costs, if any, are not currently ascertainable, they are not expected to have an adverse effect on the Company.

CERTAIN RISKS RELATED TO REIT STATUS AND STRUCTURE

    TAXATION AS A CORPORATION. The Company has elected and qualified for REIT status since January 1, 1994. Although the Company believes that it has operated in such a manner as to qualify as a REIT, no assurance can be given that the Company will remain so qualified. Qualification as a REIT involves the satisfaction of numerous requirements (some on an annual and quarterly basis) established under highly technical and complex Code provisions for which there are only limited judicial or administrative interpretations, and involves the determination of various factual matters and circumstances not entirely within the Company's control.

    If the Company were to fail to qualify as a REIT in any taxable year, the Company would be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at corporate rates. Moreover, unless entitled to relief under certain statutory provisions, the Company would also be disqualified from treatment as a REIT for the four taxable years following the year during which disqualification occurred. This treatment would reduce the net earnings of the Company available for investment or distribution to shareholders because of the additional tax liability to the Company for the years involved. In addition, distributions to shareholders would no longer be required to be made.

    LACK OF CONTROL OF CERTAIN SUBSIDIARY CORPORATIONS. The Company expects to derive income from certain activities (such as management of properties owned by third parties) in excess of amounts the Company could earn directly or through an entity controlled by the Company without jeopardizing its REIT status. Accordingly, the Company owns a small percentage of the voting stock of corporations carrying on such activities, and the Company has limited ability to influence the day-to-day management of such corporations, even though the Company owns stock representing most of the economic interest in such corporations.

    OTHER TAX LIABILITIES. Even as a REIT, the Company will be subject to certain federal, state and local taxes on its income and property.

                                USE OF PROCEEDS

    Unless otherwise specified in the applicable Prospectus Supplement, the Company intends to invest the net proceeds of any sale of Securities for general business purposes, including the development, redevelopment and acquisition of additional properties and repayment of outstanding debt.

                                 CERTAIN RATIOS

    The Company's ratios of earnings to fixed charges for the years ended December 31, 1997, 1996, 1995 and 1994 were 3.27, 2.33, 1.63 and 1.19, respectively. The ratio of earnings to fixed charges for the year ended December 31, 1993 was less than one-to-one.

    The ratio of earnings to fixed charges means the ratio of pretax income from continuing operations (with certain adjustments) to the total of: (i) interest,
(ii) amortization of debt expense and (iii) such portion of rental expense as can be demonstrated to be representative of the interest factor in the particular case.

    The Company issued 2,272,727 shares of Series A Preferred Stock in September, 1995, which was converted into 2,272,727 shares of Class B Common Stock in May, 1996, and issued 3,000,000 8.48% Series A Cumulative Redeemable Preferred Shares of Beneficial Interest in November, 1997. The Company's ratios of earnings to combined fixed charges and Preferred Share dividends for the years ended December 31, 1997, 1996 and 1995 were 3.04, 2.15 and 1.51. The Company had not issued any Preferred Stock prior to 1995; therefore, the ratios of earnings to combined fixed charges and Preferred Stock dividends for years prior to 1995 are unchanged from the ratios of earnings to fixed charges for such years as set forth above.

                         DESCRIPTION OF DEBT SECURITIES

    The following description sets forth certain general terms and provisions of the Debt Securities to which this Prospectus and any applicable Prospectus Supplement may relate. The particular terms of the Debt Securities being offered and the extent to which such general provisions may apply will be set forth in the applicable Indenture or in one or more indentures supplemental thereto and described in a Prospectus Supplement relating to such Debt Securities.

    The Senior Debt Securities will be issued under an Indenture, as amended or supplemented from time to time (the "Senior Indenture"), between the Company and a trustee to be selected by the Company (the "Senior Trustee"), and the Subordinated Debt Securities will be issued under an Indenture, as amended and supplemented from time to time (the "Subordinated Indenture"), between the Company and a trustee to be selected by the Company (the "Subordinated Trustee"). The Senior Indenture and the Subordinated Indenture are each referred to herein individually as an "Indenture," and they are together referred to herein as the "Indentures;" the Senior Trustee and the Subordinated Trustee are each referred to herein individually as a "Trustee," and they are together referred to herein as the "Trustees." Forms of the Senior
Indenture and of the Subordinated Indenture have been filed as exhibits to the Registration Statement of which this Prospectus is a part and will be available for inspection at the corporate office of the Senior Trustee and Subordinated Trustee, respectively, or as described above under "Available Information." The Indentures will be subject to, and governed by, the Trust Indenture Act of 1939, as amended. The Company will execute the applicable Indenture when and if the Company issues Debt Securities. The statements made hereunder relating to the Indentures and the Debt Securities to be issued thereunder are summaries of certain provisions thereof and do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indentures and such Debt Securities. Unless otherwise indicated, all Section references appearing herein are to Sections of the Indentures and capitalized terms used but not otherwise defined herein will have the meanings set forth in the Indentures.

PROVISIONS APPLICABLE TO SENIOR DEBT SECURITIES AND SUBORDINATED DEBT SECURITIES

    GENERAL. The Debt Securities will be direct, unsecured obligations of the Company and may be either Senior Debt Securities or Subordinated Debt Securities.

    The indebtedness represented by the Senior Debt Securities will rank pari passu with other Senior Debt (as defined under "Provisions Applicable Solely to Subordinated Debt Securities--General") of the Company that may be outstanding from time to time. The payment of principal of (and premium, if any) and interest on indebtedness represented by Subordinated Debt Securities will be subordinated, to the extent and in the manner provided in the Subordinated Indenture, in right of payment to the prior payment in full of the Senior Debt of the Company, including the Senior Debt Securities, as described under the heading "Provisions Applicable Solely to Subordinated Debt Securities--Subordination."

    Each Indenture will provide that the Debt Securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time in or pursuant to authority granted by a resolution of the Board of Trustees of the Company or as established in the applicable Indenture or as may be established in one or more indentures supplemental thereto. All Debt Securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the Holders of the Debt Securities of such series, for issuances of additional Debt Securities of such series (Section 301).

    Each Indenture will provide that there may be more than one Trustee thereunder, each with respect to one or more series of Debt Securities. Any Trustee under an Indenture may resign or be removed with respect to one or more series of Debt Securities, and a successor Trustee may be appointed to act with respect to such series (Section 608). In the event that two or more persons are acting as Trustee with respect to different series of Debt Securities, each such Trustee will be a trustee of a trust under the applicable Indenture separate and apart from the trust administered by any other Trustee thereunder, and, except as otherwise indicated herein, any action described herein to be taken by each Trustee may be taken by each such Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is Trustee under the applicable Indenture.

    The Prospectus Supplement relating to any series of Debt Securities being offered will contain the specific terms thereof, including, without limitation:

    (1) the title of such Debt Securities;

    (2) the classification of such Debt Securities as Senior Debt Securities or Subordinated Debt Securities;

    (3) The aggregate principal amount of such Debt Securities and any limit on such aggregate principal amount;

    (4) The percentage of the principal amount at which such Debt Securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof;

    (5) If convertible in whole or in part into Common Shares or Preferred Shares, the terms on which such Debt Securities are convertible, including the initial conversion price or rate (or method for determining the same), the portion that is convertible and the conversion period, and any applicable limitations on the ownership or transferability of the Common Shares or Preferred Shares receivable on conversion;

    (6) The date or dates, or the method for determining such date or dates, on which the principal of such Debt Securities will be payable;

    (7) The rate or rates (which may be fixed or variable), or the method by which such rate or rates will be determined, at which such Debt Securities will bear interest, if any;

    (8) The date or dates, or the method for determining such date or dates, from which any such interest will accrue, the dates on which any such interest will be payable, the Regular Record Dates for such Interest Payment Dates, or the method by which such dates will be determined, the person to whom such interest will be payable, and the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months;

    (9) The place or places where the principal of (and premium or Make-Whole Amount, if any) and interest and Additional Amounts, if any, on such Debt Securities will be payable, where such Debt Securities may be surrendered for conversion or registration of transfer or exchange and where notices or demands to or upon the Company in respect of such Debt Securities and the applicable Indenture may be served;

   (10) The period or periods within which, the price or prices at which and the other terms and conditions upon which such Debt Securities may be redeemed, in whole or in part, at the option of the Company, if the Company is to have such an option;

   (11) The obligation, if any, of the Company to redeem, repay or purchase such Debt Securities pursuant to any sinking fund or analogous provision or at the option of a Holder thereof, and the period or periods within which or the date and dates on which, the price or prices at which and the other terms and conditions upon which such Debt Securities will be redeemed, repaid or purchased, in whole or in part, pursuant to such obligation;

   (12) If other than U.S. dollars, the currency or currencies in which such Debt Securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

   (13) Whether the amount of payments of principal of (and premium or Make-Whole Amount, if any) or interest and Additional Amounts, if any, on such Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on a currency, currencies, currency unit or units or composite currency or currencies) and the manner in which such amounts will be determined;

   (14) Any additions to, modifications of or deletions from the terms of such Debt Securities with respect to Events of Default or covenants set forth in the applicable Indenture;

   (15) Whether such Debt Securities will be issued in certificated or book-entry form;

   (16) Whether such Debt Securities will be in registered or bearer form and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if in bearer form, the denominations thereof and terms and conditions relating thereto;

   (17) The applicability, if any, of the defeasance and covenant defeasance provisions of Article Fourteen of the applicable Indenture;

   (18) If such Debt Securities are to be issued upon the exercise of Warrants, the time, manner and place for such Debt Securities to be authenticated and delivered;

   (19) Whether and under what circumstances the Company will pay any Additional Amounts on such Debt Securities in respect of any tax, assessment or governmental charge and, if so, whether the Company will have the option to redeem such Debt Securities in lieu of making such payment; and

   (20) Any other terms of such Debt Securities not inconsistent with the provisions of the applicable Indenture (Section 301).

    The Debt Securities may provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof ("Original Issue Discount Securities"). Special federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable Prospectus Supplement.

    The Indentures will not contain any provisions that would limit the ability of the Company to incur indebtedness or that would afford Holders of Debt Securities protection in the event of a highly leveraged or similar transaction involving the Company or in the event of a change of control. Restrictions on ownership and transfers of the Company's Common Shares and Preferred Shares are designed to preserve its status as a REIT and, therefore, may act to prevent or hinder a change of control. See "Description of Shares of Beneficial Interest--Restrictions on Transfer" and "Risk Factors--Limitation on Ownership of Shares." Reference is made to the applicable Prospectus Supplement for information with respect to any deletions from, modifications of or additions to the Events of Default or covenants of the Company that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

    DENOMINATION, INTEREST, REGISTRATION AND TRANSFER. Unless otherwise described in the applicable Prospectus Supplement, the Debt Securities of any series will be issuable in denominations of $1,000 and integral multiples thereof (Section 302).

    Unless otherwise specified in the applicable Prospectus Supplement, the principal of (and applicable premium or Make-Whole Amount, if any) and interest and Additional Amounts, if any, on any series of Debt Securities will be payable at the corporate trust office of the applicable Trustee, the address of which will be stated in the applicable Prospectus Supplement; provided that, at the option of the Company, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the applicable register for such Debt Securities or by wire transfer of funds to such person at an account maintained within the United States (Sections 301, 305, 306, 307 and
1002).

    Any interest not punctually paid or duly provided for on any Interest Payment Date with respect to a Debt Security ("Defaulted Interest") will forthwith cease to be payable to the Holder on the applicable Regular Record Date and may either be paid to the person in whose name such Debt Security is registered at the close of business on a special record date (the "Special Record Date") for the payment of such Defaulted Interest to be fixed by the applicable Trustee, notice whereof will be given to the Holder of such Debt Security not less than ten days prior to such Special Record Date, or may be paid at any time in any other lawful manner, all as more completely described in the applicable Indenture (Section 307).

    Subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series will be exchangeable for other Debt Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of such Debt Securities at the corporate trust office of the applicable Trustee. In addition, subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series may be surrendered for conversion or registration of transfer or exchange thereof at the corporate trust office of the applicable Trustee. Every Debt Security surrendered for conversion, registration of transfer or exchange must be duly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith (Section 305). If the applicable Prospectus Supplement refers to any transfer agent (in addition to the applicable Trustee) initially designated by the Company with respect to any series of Debt Securities, the Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that the Company will be required to maintain a transfer agent in each place of payment for such series. The Company may at any time designate additional transfer agents with respect to any series of Debt Securities (Section 1002).

    Neither the Company nor any Trustee will be required to (i) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before any selection of Debt Securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption; (ii) register the transfer of or exchange any Debt Security, or portion thereof, called for redemption, except the unredeemed portion of any Debt Security being redeemed in part; (iii) exchange any Bearer Security so selected for redemption, except to exchange such Bearer Security for a Registered Security of that series of like tenor when immediately surrendered for redemption; or (iv) issue, register the transfer of or exchange any Debt Security which has been surrendered for repayment at the option of the Holder, except the portion, if any, of such Debt Security not to be so repaid (Section 305).

    MERGER, CONSOLIDATION OR SALE. The Company will be permitted to consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other entity, provided that (a) either the Company will be the continuing entity, or the successor entity (if other than the Company) formed by or resulting from any such consolidation or merger or which has received the transfer of such assets will expressly assume payment of the principal of (and premium or Make-Whole Amount, if any) and interest and Additional Amounts, if any, on all of the Debt Securities and the due and punctual performance and observance of all of the covenants and conditions contained in each Indenture; (b) immediately after giving effect to such transaction and treating any indebtedness that becomes an obligation of the Company or any Subsidiary as a result thereof as having been incurred by the Company or such Subsidiary at the time of such transaction, no Event of Default under the Indentures, and no event which, after notice or the lapse of time, or both, would become such an Event of Default, has occurred and be continuing; and
(c) an officer's certificate and legal opinion covering such conditions will be delivered to each Trustee (Sections 801 and 803).

    CERTAIN COVENANTS.

    Existence. Except as described above under "Merger, Consolidation or Sale," the Company will be required to do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights and franchises; provided, however, that the Company will not be required to preserve any right or franchise if it determines that the preservation thereof is no longer desirable in the conduct of its business and that the loss thereof is not disadvantageous in any material respect to the Holders of the Debt Securities (Section 1006).

    Maintenance of Properties. The Company will be required to cause all of its material properties used or useful in the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Company may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, the Company and its Subsidiaries will not be prevented from selling or otherwise disposing for value its properties in the ordinary course of business (Section 1007).

    Insurance. The Company will be required to, and will be required to cause each of its Subsidiaries to, keep all of its insurable properties insured against loss or damage at least equal to their then full insurable value with financially sound and reputable insurers and, if described in the applicable Prospectus Supplement, having a specified rating from a recognized insurance rating service (Section 1008).

    Payment of Taxes and Other Claims. The Company will be required to pay or discharge or cause to be paid or discharged, before the same becomes delinquent,
(i) all taxes, assessments and governmental charges levied or imposed upon it or any Subsidiary or upon the income, profits or property of the Company or any Subsidiary, and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Company or any Subsidiary; provided, however, that the Company will not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim (i) whose amount, applicability or validity is being contested in good faith by appropriate proceedings or (ii) for which the Company has set apart and maintains an adequate reserve (Section 1009).

    Provision of Financial Information. Whether or not the Company is subject to Section 13 or 15(d) of the Exchange Act, the Company will, to the extent permitted under the Exchange Act, file with the Commission the annual reports, quarterly reports and other documents (the "Financial Information") which the Company would have been required to file with the Commission pursuant to such Sections 13 or 15(d) if the Company were so subject, such documents to be filed with the Commission on or prior to the respective dates (the "Required Filing Dates") by which the Company would have been required so to file such documents if the Company were so subject. The Company will also in any event (x) within 15 days of each Required Filing Date (i) transmit by mail to all Holders of Debt Securities, as their names and addresses appear in the Security Register, without cost to such Holders, copies of the annual reports and quarterly reports and (ii) file with the Trustees copies of the Financial Information, and (y) if filing such documents by the Company with the Commission is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective Holder (Section 1010).

    ADDITIONAL COVENANTS AND/OR MODIFICATIONS TO THE COVENANTS DESCRIBED
ABOVE. Any additional covenants of the Company and/or modifications to the covenants described above with respect to any Debt Securities or series thereof, including any covenants relating to limitations on incurrence of indebtedness or other financial covenants, will be set forth in the applicable Indenture or an indenture supplemental thereto and described in the Prospectus Supplement relating thereto.

    EVENTS OF DEFAULT, NOTICE AND WAIVER. Each Indenture will provide that the following events are "Events of Default" with respect to any series of Debt Securities issued thereunder: (i) default for 30 days in the payment of any installment of interest on any Debt Security of such series; (ii) default in the payment of principal of (or premium or Make-Whole Amount, if any, on) any Debt Security of such series at its Maturity; (iii) default in making any sinking fund payment as required for any Debt Security of such series; (iv) default in the performance or breach of any other covenant or warranty of the Company contained in the applicable Indenture (other than a covenant added to the Indenture solely for the benefit of a series of Debt Securities issued thereunder other than such series), that continues for 60 days after written notice as provided in the applicable Indenture; (v) default in the payment of an aggregate principal amount exceeding $10,000,000 of any indebtedness of the Company or any mortgage, indenture or other instrument under which such indebtedness is issued or by which such indebtedness is secured, such default having occurred after the expiration of any applicable grace period and having resulted in the acceleration of the maturity of such indebtedness, but only if such indebtedness is not discharged or such acceleration is not rescinded or annulled within a specified period of time; (vi) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Company or any Significant Subsidiary or either of its property; and (vii) any other Event of Default provided with respect to a particular series of Debt Securities (Section 501). The term "Significant Subsidiary" will mean each significant subsidiary (as defined in Regulation S-X promulgated under the Securities Act) of the Company.

    If an Event of Default under any Indenture with respect to Debt Securities of any series at the time outstanding occurs and is continuing, then in every such case the applicable Trustee or the Holders of not less than 25% of the principal amount of the Outstanding Debt Securities of that series will have the right to declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities or indexed securities, such portion of the principal amount as may be specified in the terms thereof) of all the Debt Securities of that series to be due and payable immediately by written notice thereof to the Company (and to the applicable Trustee if given by the Holders). However, at any time after such a declaration of acceleration with respect to Debt Securities of such series (or of all Debt Securities then Outstanding under any Indenture, as the case may be) has been made, but before a judgment or decree for payment of the money due has been obtained by the applicable Trustee, the Holders of not less than a majority in principal amount of Outstanding Debt Securities of such series (or of all Debt Securities then Outstanding under the applicable Indenture, as the case may be) may rescind and annul such declaration and its consequences if (a) the Company has deposited with the applicable Trustee all required payments of the principal of (and premium, if any) and interest on the Debt Securities of such series (or of all Debt Securities then Outstanding under the applicable Indenture, as the case may be), plus certain fees, expenses, disbursements and advances of the applicable Trustee and (b) all events of default, other than the non-payment of accelerated principal (or specified portion thereof), with respect to Debt Securities of such series (or of all Debt Securities then Outstanding under the applicable Indenture, as the case may be) have been cured or waived as provided in such Indenture (Section
502). Each Indenture also will provide that the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series (or of all Debt Securities then Outstanding under the applicable Indenture, as the case may be) may waive any past default with respect to such series and its consequences, except a default (x) in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or (y) in respect of a covenant or provision contained in the applicable Indenture that cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security affected thereby (Section 513).

    Each Trustee will be required to give notice to the Holders of Debt Securities within 90 days of a default under the applicable Indenture unless such default has been cured or waived; provided, however, that such Trustee may withhold notice to the Holders of any series of Debt Securities of any default with respect to such series (except a default in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or in the payment of any sinking fund installment in respect of any Debt Security of such series) if Responsible Officers of such Trustee consider such withholding to be in the interest of such Holders (Section 601).

    Each Indenture will provide that no Holders of Debt Securities of any series may institute any proceedings, judicial or otherwise, with respect to such Indenture or for any remedy thereunder, except in the cases of failure of the applicable Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of such series, as well as an offer of indemnity reasonably satisfactory to it (Section
507). This provision will not prevent, however, any Holder of Debt Securities from instituting suit for the enforcement of payment of the principal of (and premium or Make-Whole Amount, if any) and interest on, and any Additional Amounts in respect of such Debt Securities at the respective due dates thereof (Section 508).

    Subject to provisions in each Indenture relating to its duties in case of default, no Trustee will be under any obligation to exercise any of its rights or powers under an Indenture at the request or direction of any Holders of any series of Debt Securities then Outstanding under such Indenture, unless such Holders have offered to the Trustee thereunder reasonable security or indemnity (Section 602). The Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series (or of all Debt Securities then Outstanding under an Indenture, as the case may be) will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable Trustee, or of exercising any trust or power conferred upon such Trustee. However, a Trustee may refuse to follow any direction which is in conflict with any law or the applicable Indenture, which may involve such Trustee in personal liability or which may be unduly prejudicial to the Holders of Debt Securities of such series not joining therein (Section 512).

    Within 120 days after the close of each fiscal year, the Company will be required to deliver to each Trustee a certificate, signed by one of several specified officers, stating whether or not such officer has knowledge of any default under the applicable Indenture and, if so, specifying each such default and the nature and status thereof (Section 1011).

    MODIFICATION OF THE INDENTURES. Modifications and amendments of an Indenture will be permitted to be made only with the consent of the Holders of not less than a majority in principal amount of all Outstanding Debt Securities issued under such Indenture which are affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each such Debt Security affected thereby,
(a) change the stated maturity of the principal of, or any installment of interest (or premium or Make-Whole Amount, if any) on, any such Debt Security;
(b) reduce the principal amount of, or the rate or amount of interest on or any Additional Amounts payable in respect thereof, or any premium payable on redemption of, any such Debt Security, or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the Holder of any such Debt Security;
(c) change the place of payment, or the coin or currency, for payment of principal or premium, if any, or interest on any such Debt Security; (d) impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security; (e) reduce the above-stated percentage of Outstanding Debt Securities of any series necessary to modify or amend the applicable Indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the applicable Indenture; (f) if Subordinated Debt Securities, modify any of the provisions of the Subordinated Indenture relating to the subordination of such Subordinated Debt Securities in a manner adverse to the Holders thereof; or (g) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the Holder of such Debt Security (Section 902).

    The Holders of not less than a majority in principal amount of Outstanding Debt Securities of each series affected thereby will have the right to waive compliance by the Company with certain covenants in such Indenture (Section
1013).

    Modifications and amendments of each Indenture will be permitted to be made by the Company and the respective Trustee thereunder without the consent of any Holder of Debt Securities for any of the following purposes: (i) to evidence the succession of another person to the Company as obligor under such Indenture;
(ii) to add to the covenants of the Company for the benefit of the Holders of all or any series of Debt Securities or to surrender any right or power conferred upon the Company in an Indenture; (iii) to add Events of Default for the benefit of the Holders of all or any series of Debt Securities; (iv) to add or change any provisions of an Indenture to facilitate the issuance of, or to liberalize certain terms of, Debt Securities in bearer form, or to permit or facilitate the issuance of Debt Securities in uncertificated form, provided that such action will not adversely affect the interests of the Holders of the Debt Securities of any series in any material respect; (v) to change or eliminate any provisions of an Indenture, provided that any such change or elimination will become effective only when there are no Debt Securities Outstanding of any series created prior thereto which are entitled to the benefit of such provision; (vi) to secure the Debt Securities; (vii) to establish the form or terms of Debt Securities of any series, including the provisions and procedures, if applicable, for the conversion of such Debt Securities into Common Shares or Preferred Shares of the Company; (viii) to provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trusts under an Indenture by more than one Trustee; (ix) to cure any ambiguity, defect or inconsistency in an Indenture, provided that such action will not adversely affect the interests of Holders of Debt Securities of any series issued under such Indenture in any material respect; (x) to close either Indenture with respect to the authentication and delivery of additional sums of Debt Securities or to qualify, or maintain qualification of either Indenture under the Trust Indenture Act; or (xi) to supplement any of the provisions of an Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such Debt Securities, provided that such action will not adversely affect the interests of the Holders of the Debt Securities of any series in any material respect (Section 901).

    Each Indenture will provide that in determining whether the Holders of the requisite principal amount of Outstanding Debt Securities of a series have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of Holders of Debt Securities, (i) the principal amount of an Original Issue Discount Security that will be deemed to be Outstanding will be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof, (ii) the principal amount of any Debt Security denominated in a foreign currency that will be deemed Outstanding will be the U.S. dollar equivalent, determined on the issue date for such Debt Security, of the principal amount (or, in the case of Original Issue Discount Security, the U.S. dollar equivalent on the issue date of such Debt Security of the amount determined as provided in (i) above), (iii) the principal amount of an indexed security that will be deemed Outstanding will be the principal face amount of such indexed security at original issuance, unless otherwise provided with respect to such indexed security pursuant to Section 301 of the applicable Indenture, and (iv) Debt Securities owned by the Company or any other obligor upon the Debt Securities or any affiliate of the Company or of such other obligor will be disregarded (Section 101).

    Each Indenture will contain provisions for convening meetings of the Holders of Debt Securities of a series (Section 1501). A meeting may be called at any time by the applicable Trustee, and also, upon request, by the Company or the Holders of at least 10% in principal amount of the Outstanding Debt Securities of such series, in any such case upon notice given as provided in the Indenture (Section 1502). Except for any consent that must be given by the Holder of each Debt Security affected by certain modifications and amendments of an Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the Holders of a majority in principal amount of the Outstanding Debt Securities of that series; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the Holders of a specified percentage, which is less than a majority, in principal amount of the Outstanding Debt Securities of a series may be adopted at a meeting or adjourned meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the Holders of such specified percentage in principal amount of the Outstanding Debt Securities of that series. Any resolution passed or decision taken at any meeting of Holders of Debt Securities of any series duly held in accordance with an Indenture will be binding on all Holders of Debt Securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the Outstanding Debt Securities of a series; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the Holders of not less than a specified percentage in principal amount of the Outstanding Debt Securities of a series, the persons holding or representing such specified percentage in principal amount of the Outstanding Debt Securities of such series will constitute a quorum (Section 1504).

    Notwithstanding the foregoing provisions, each Indenture will provide that if any action is to be taken at a meeting of Holders of Debt Securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver and other action that such Indenture expressly provides may be made, given or taken by the Holders of a specified percentage in principal amount of all Outstanding Debt Securities affected thereby, or the Holders of such series and one or more additional series: (i) there will be no minimum quorum requirement for such meeting, and (ii) the principal amount of the Outstanding Debt Securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action will be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under such Indenture (Section 1504).

    DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE. The Company may be permitted under the applicable Indenture to discharge certain obligations to Holders of any series of Debt Securities issued thereunder that have not already been delivered to the applicable Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the applicable Trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable in an amount sufficient to pay the entire indebtedness on such Debt Securities in respect of principal (and premium, if any) and interest and any Additional Amounts to the date of such deposit (if such Debt Securities have become due and payable) or to the stated maturity or redemption date, as the case may be (Section 401).

    Each Indenture will provide that, if the provisions of Article Fourteen are made applicable to the Debt Securities of or within any series pursuant to
Section 301 of such Indenture, the Company may elect either (a) to defease and be discharged from any and all obligations with respect to such Debt Securities (except for the obligation to pay Additional Amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on such Debt Securities, and the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of such Debt Securities and to hold moneys for payment in trust) ("defeasance") (Section 1402) or (b) to be released from its obligations with respect to such Debt Securities under certain specified sections of Article Ten of such Indenture as specified in the applicable Prospectus Supplement, whereupon any omission to comply with such obligations will not constitute an Event of Default with respect to such Debt Securities ("covenant defeasance") (Section 1403), in either case upon the irrevocable deposit by the Company with the applicable Trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable at stated maturity, or Government Obligations (as defined below), or both, applicable to such Debt Securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient without reinvestment to pay the principal of (and premium, if any) and interest on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.

    Such a trust will only be permitted to be established if, among other things, the Company has delivered to the applicable Trustee an opinion of counsel (as specified in the applicable Indenture) to the effect that the Holders of such Debt Securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such opinion of counsel, in the case of defeasance, will be required to refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable U.S. federal income tax law occurring after the date of the Indenture (Section 1404).

    "Government Obligations" will be defined in the Indentures to mean securities which are (i) direct obligations of the United States of America or the government which issued the foreign currency in which the Debt Securities of a particular series are payable, for the payment of which its full faith and credit is pledged or (ii) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government which issued the foreign currency in which the Debt Securities of such series are payable, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation of the United States of America or such government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and will also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the Holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the Holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt (Section 101).

    Unless otherwise provided in the applicable Prospectus Supplement, if after the Company has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to Debt Securities of any series,
(a) the Holder of a Debt Security of such series is entitled to, and does, elect pursuant to Section 301 of the applicable Indenture or the terms of such Debt Security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such Debt Security, or (b) a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such Debt Security will be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest on such Debt Security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such Debt Security into the currency, currency unit or composite currency in which such Debt Security becomes payable as a result of such election or such cessation of usage based on the applicable market exchange rate. "Conversion Event" means the cessation of use of (i) a currency, currency unit or composite currency both by the government of the country which issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community, (ii) the ECU both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Communities or
(iii) any currency unit or composite currency other than the ECU for the purposes for which it was established. Unless otherwise provided in the applicable Prospectus Supplement, all payments of principal of (and premium, if any) and interest on any Debt Security that is payable in a foreign currency that ceases to be used by its government of issuance will be made in U.S. dollars.

    In the event the Company effects covenant defeasance with respect to any Debt Securities and such Debt Securities are declared due and payable because of the occurrence of any Event of Default other than the Event of Default described in clause (iv) under "Events of Default, Notice and Waiver" with respect to certain specified sections of Article Ten of each Indenture (which sections would no longer be applicable to such Debt Securities as a result of such covenant defeasance) or described in clause (vii) under "Events of Default, Notice and Waiver" with respect to any other covenant as to which there has been covenant defeasance, the amount in such currency, currency unit or composite currency in which such Debt Securities are payable, and Government Obligations on deposit with the applicable Trustee, will be sufficient to pay amounts due on such Debt Securities at the time of their stated maturity but may not be sufficient to pay amounts due on such Debt Securities at the time of the acceleration resulting from such Event of Default. However, the Company would remain liable to make payment of such amounts due at the time of acceleration.

    The applicable Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the Debt Securities of or within a particular series.

    CONVERSION RIGHTS. The terms and conditions, if any, upon which the Debt Securities are convertible into Common Shares or Preferred Shares will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include whether such Debt Securities are convertible into Common Shares or Preferred Shares, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the Holders or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such Debt Securities and any restrictions on conversion, including restrictions directed at maintaining the Company's REIT status.

    REDEMPTION OF SECURITIES. Each Indenture will provide that the Debt Securities may be redeemed at any time at the option of the Company, in whole or in part, at the Redemption Price, except as may otherwise be provided in connection with any Debt Securities or series thereof (Section 1102).

    From and after notice has been given as provided in the Indentures, if funds for the redemption of any Debt Securities called for redemption have been made available on such redemption date, such Debt Securities will cease to bear interest on the date fixed for such redemption specified in such notice (Section
1105), and the only right of the Holders of the Debt Securities will be to receive payment of the Redemption Price (Section 1106).

    Notice of any optional redemption of any Debt Securities will be given to Holders at their addresses, as shown in the Security Register, not more than 60 nor less than 30 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the Redemption Price and the principal amount of the Debt Securities held by such Holder to be redeemed (Section 1104). With respect to Bearer Securities, notice will be sufficiently given if published in an Authorized Newspaper in the City of New York and in such other city or cities as may be specified in the Debt Securities (Section
106).

    If the Company elects to redeem Debt Securities, it will notify the applicable Trustee at least 45 days prior to the redemption date (or such shorter period as satisfactory to such Trustee) of the aggregate principal amount of Debt Securities to be redeemed and the redemption date (Section 1102). If less than all the Debt Securities are to be redeemed, the applicable Trustee will select the Debt Securities to be redeemed PRO RATA, by lot or in such manner as it deems fair and appropriate (Section 1103).

    GLOBAL SECURITIES. The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities (the "Global Securities") that will be deposited with, or on behalf of, a depository identified in the applicable Prospectus Supplement relating to such series (Section 201). Global Securities, if any, issued in the United States are expected to be deposited with the Depository Trust Company, as Depository. Global Securities may be issued in fully registered form and may be issued in either temporary or permanent form. Unless and until a Global Security is exchanged in whole or in part for the individual Securities represented thereby, it may not be transferred except as a whole by the Depository for such Global Security to a nominee of such Depository or by a nominee of such Depository to such Depository or another nominee of such Depository or by such Depository or any nominee of such Depository to a successor Depository or any nominee of such successor.

    The specific terms of the depository arrangement with respect to particular Securities will be described in the Prospectus Supplement relating to such Securities. The Company expects that unless otherwise indicated in the applicable Prospectus Supplement, the following provisions will apply to depository arrangements.

    Upon the issuance of a Global Security, the Depository for such Global Security or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual Securities represented by such Global Security to the accounts of persons that have accounts with such Depository ("Participants"). Such accounts will be designated by the underwriters, dealers or agents with respect to such Securities or by the Company if such Securities are offered directly by the Company. Ownership of beneficial interests in such Global Security will be limited to Participants or person that may hold interests through Participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depository for such Global Security or its nominee (with respect to beneficial interests of participants) and records of Participants (with respect to beneficial interests of persons who hold through Participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to own, pledge or transfer beneficial interest in a Global Security.

    So long as the Depository for a Global Security or its nominee is the registered owner of such Global Security, such Depository or such nominee, as the case may be, will be considered the sole owner or holder of the Securities represented by such Global Security for all purposes. Except as described below or in the applicable Prospectus Supplement, owners of beneficial interest in a Global Security will not be entitled to have any of the individual Securities represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of any such Securities in definitive form and will not be considered the Owners or Holders thereof.

    Payment with respect to Securities represented by a Global Security registered in the name of a Depository or its nominee (including dividends, with respect to Common Shares, dividends and any redemption payments on Preferred Shares and principal of, any premium or Make-Whole Amount and any interest on, or any Additional Amounts payable with respect to, individual Debt Securities) will be made to the Depository or its nominee, as the case may be, as the registered owner of the Global Security. None of the Company, any Trustee, any Paying Agent, the Security Registrar or any transfer agent for Securities represented by a Global Security will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Security for such Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

    The Company expects that the Depository for any Securities or its nominee, upon receipt of any payment with respect to Securities represented by a Global Security will immediately credit Participants' accounts with payments in amounts proportionate to their respective beneficial interests in such Global Security as shown on the records of such Depository or its nominee. The Company also expects that payments by Participants to owners of beneficial interests in such Global Security held through such Participants will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in street name. Such payments will be the responsibility of such Participants.

    If a Depository for any Securities is at any time unwilling, unable or ineligible to continue as depository and a successor depository is not appointed by the Company within 90 days, the Company will issue individual Securities in exchange for the Global Security representing such discretion, subject to any limitations described in the Prospectus Supplement relating to such Securities, determine not to have any of such Securities represented by one or more Global Securities and in such event will issue individual Securities in exchange for the Global Security or Securities representing such Securities. Individual Debt Securities so issued will be issued in denominations of $1,000 and integral multiples thereof.

PROVISIONS APPLICABLE SOLELY TO SUBORDINATED DEBT SECURITIES

    GENERAL. Subordinated Debt Securities will be issued under the Subordinated Indenture and will rank pari passu with certain other subordinated debt of the Company that may be outstanding from time to time and will rank junior to all Senior Debt of the Company, including the Senior Debt Securities, that may be outstanding from time to time. All Section references appearing below are to Sections of the Subordinated Indenture.

    If Subordinated Debt Securities are issued under the Subordinated Indenture, the aggregate principal amount of Senior Debt outstanding as of a recent date will be set forth in the Prospectus Supplement. The Subordinated Indenture will not restrict the amount of Senior Debt that the Company may incur.

    The term "Senior Debt" will be defined in the Subordinated Indenture to mean: (i) the principal of and premium, if any, and interest on indebtedness for borrowed money; (ii) purchase money and similar obligations; (iii) obligations under capital leases; (iv) guarantees, assumptions or purchase commitments relating to, or other transactions as a result of which the Company is responsible for payment of, such indebtedness of others; (v) renewals, extensions and refunding of any such indebtedness; (vi) interest or obligations in respect of any such indebtedness accruing after the commencement of any insolvency or bankruptcy proceedings; and (vii) obligations associated with derivative products such as interest rate and currency exchange contracts, foreign exchange contracts, commodity contracts, and similar arrangements, unless, in each case, the instrument by which the Company incurred, assumed or guaranteed the indebtedness or obligations described in clauses (i) through
(vii) expressly provides that such indebtedness or obligation is subordinate or junior in right of payment to any other indebtedness or obligations of the Company. As used in the preceding sentence, the term "purchase-money obligations" means indebtedness or obligations evidenced by a note, debenture, bond or other instrument (whether or not secured by any lien or other security interest but excluding indebtedness or obligations for which recourse is limited to the property purchased) issued or assumed as all or a part of the consideration for the acquisition of property, whether by purchase, merger, consolidation or otherwise, but will not include any trade accounts payable (Section 101).

    SUBORDINATION. The payment of the principal of (and premium, if any) and interest on the Subordinated Debt Securities is expressly subordinated, to the extent and in the manner set forth in the Subordinated Indenture, in right of payment to the prior payment in full of all Senior Debt of the Company (Section
1601).

    No Payment or Distribution will be made by the Company, the Trustee or the Paying Agent on account of principal of (or premium, if any) or interest on the Subordinated Debt Securities, whether upon stated maturity, upon redemption or acceleration, or otherwise, or on account of the purchase or other acquisition of Subordinated Debt Securities, whether upon stated maturity, upon redemption or acceleration, or otherwise, if there has occurred and be continuing a default with respect to any Senior Debt permitting the acceleration thereof or with respect to the payment of any Senior Debt and (a) such default is the subject of a judicial proceeding or (b) notice of such default in writing or by telegram has been given to the Company by any holder or holders of any Senior Debt, unless and until the Company has received written notice from such holder or holders that such default or event of default has been cured or waived or has ceased to exist (Section 1602).

    Upon any acceleration of the principal of the Subordinated Debt Securities or any payment by the Company or distribution of assets of the Company of any kind or character, whether in cash, property or securities, to creditors upon any dissolution or winding up or liquidation or reorganization of the Company, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings, all amounts due or to become due upon all Senior Debt will first be paid in full in cash, or payment thereof provided for to the satisfaction of the holders thereof, before any Payment or Distribution is made on account of the redemption price or principal of (and premium, if any) or interest on the Subordinated Debt Securities; and (subject to the power of a court of competent jurisdiction to make other equitable provision, which has been determined by such court to give effect to the rights conferred in Article 16 of the Subordinated Indenture upon the Senior Debt and the holders thereof with respect to the Subordinated Debt Securities or the Holders thereof or the Trustee, by a lawful plan of reorganization or readjustment under applicable law) upon any such dissolution or winding up or liquidation or reorganization, any Payment or Distribution by the Company or distribution of assets of the Company of any kind or character, whether in cash, property or securities, to which the Holders of the Subordinated Debt Securities or the Trustee would be entitled except for the provisions of Article 16 of the Subordinated Indenture, will be paid by the Company or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other Person making such Payment or Distribution directly to the holders of Senior Debt of the Company or their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing any Senior Debt may have been issued, as their respective interests may appear, to the extent necessary to pay all Senior Debt in full in cash, after giving effect to any concurrent payment or distribution to or for the holders of Senior Debt, before any Payment or

Distribution is made to the Holders of the Subordinated Debt Securities or to the Trustee, except that the Trustee will have a lien for the payment of its fees and expenses (Section 1602).

    In the event that, notwithstanding the foregoing, any Payment or Distribution by the Company of any kind or character, whether in cash, property or securities, prohibited by the foregoing, will be received by the Trustee or the Holders of the Subordinated Debt Securities before all Senior Debt is paid in full in cash, or provision is made for such payment to the satisfaction of the holders thereof, and if such fact has then been or thereafter is made known to a Responsible Officer of the Trustee or, as the case may be, such Holder, then and in such event such Payment or Distribution will be paid over or delivered to the holders of Senior Debt or their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing any Senior Debt may have been issued, as their respective interests may appear, for application to the payment of all Senior Debt remaining unpaid to the extent necessary to pay all Senior Debt in full in cash, after giving effect to any concurrent Payment or Distribution to or for the holders of such Senior Debt, and, until so delivered, the same will be held in trust by any Holder of a Security as the property of the holders of Senior Debt (Section 1602).

    The holders of Senior Debt may, at any time and from time to time, without the consent of or notice to the Holders of the Subordinated Debt Securities, without incurring responsibility to the Holders of the Subordinated Debt Securities and without impairing or releasing the obligations of the Holders of the Subordinated Debt Securities hereunder to the holders of Senior Debt: (i) change the manner, place or terms of payment or change or extend the time of payment of, or renew or alter, Senior Debt, or otherwise amend in any manner Senior Debt or any instrument evidencing the same or any agreement under which Senior Debt is outstanding; (ii) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing Senior Debt; (iii) release any Person liable in any manner for the collection of Senior Debt; and/or (iv) exercise or refrain from exercising any rights against the Company and any other Person (Section 1602).

    SUBROGATION. Subject to the payment in full in cash of all amounts then due (whether by acceleration of the maturity thereof or otherwise) on account of all Senior Debt at the time outstanding, the Holders of the Subordinated Debt Securities will be subrogated to the rights of the holders of Senior Debt to receive Payments or Distributions of cash, property or securities of the Company applicable to the Senior Debt until the principal of (and premium, if any) and interest on the Subordinated Debt Securities is paid in full; and, for the purposes of such subrogation, no Payments or Distributions to the holders of Senior Debt to which the Holders of the Subordinated Debt Securities or the Trustee would be entitled except for the provisions of Article 16 of the Subordinated Indenture, and no payments other than pursuant to the provisions of
Article 16 of the Subordinated Indenture to the holders of Senior Debt by Holders of the Subordinated Debt Securities or the Trustee, will, as between the Company, the Company's creditors other than holders of Senior Debt, and the Holders of the Subordinated Debt Securities, be deemed to be a payment by the Company to or on account of the Senior Debt. It is understood that the provisions of Article 16 of the Subordinated Indenture are and are intended solely for the purpose of defining the relative rights of the Holders of the Subordinated Debt Securities, on the one hand, and the holders of Senior Debt, on the other hand (Section 1603).

                  DESCRIPTION OF SHARES OF BENEFICIAL INTEREST

    The following is a summary of the terms of the shares of beneficial interest in the Company. This summary does not purport to be complete and is subject to and qualified in its entirety by reference to the Company's Declaration of Trust and the By-laws. See "Available Information."

GENERAL

    The Declaration of Trust authorizes the issuance of up to 60,000,000 shares of beneficial interest in the Company, of which 47,727,273 are common shares, par value $.001 per share ("Common Shares"),

2,272,727 are Class B Common Shares, par value $.001 per share ("Class B Common Shares"), and 10,000,000 are shares of Series Preferred Shares, par value $.001 per share ("Preferred Shares") of which 3,000,000 are 8.48% Series A Cumulative Redeemable Preferred Shares ("Series A Preferred Shares"). As of March 25, 1998, there were 16,923,565 Common Shares, 2,272,727 Class B Common Shares and 3,000,000 Series A Preferred Shares issued and outstanding, all of which are fully-paid and non-assessable.

    Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland (the "Maryland Real Investment Trust Law") and the Company's Declaration of Trust provide that no shareholder shall be personally liable for any obligation of the Company. However, with respect to tort claims, claims for taxes and certain statutory liabilities, shareholders may, in some jurisdictions, be personally liable to the extent such claims are not satisfied by the Company. Because the Company has public liability insurance in amounts that it considers adequate, any risk of personal liability to shareholders would be limited to situations in which the Company's assets, together with its insurance coverage, would be insufficient to satisfy the claims against the Company and its shareholders.

COMMON SHARES

    Holders of Common Shares are entitled to receive dividends when and as declared by the Board of Trustees out of funds legally available therefor after payment of any preferential dividends to the holders of any series of Preferred Shares that may then be issued and outstanding. Upon any liquidation, dissolution or winding up of the Company, holders of Common Shares are entitled to receive ratably any assets remaining after payment in full of all liabilities of the Company and any preferential payments to the holders of Preferred Shares. The holders of Common Shares are entitled to one vote per share on all matters voted on by shareholders, including elections of trustees, and, except as otherwise required by law with respect to class voting rights, or as granted to the holders of Class B Common Shares, or provided in any resolution adopted by the Board of Trustees with respect to any series of Preferred Shares establishing the powers, designations, preferences and relative, participating, optional or other special rights of such series, the holders of Common Shares possess all voting powers. Holders of Common Shares do not possess preemptive rights to subscribe for additional securities of the Company or the right to cumulate their shares in the election of trustees or in any other matter. All Common Shares offered by the Company will be, and all issued and outstanding Common Shares are, fully paid and non-assessable.

    The current transfer agent and registrar for the Common Shares is First Chicago Trust Company of New York, Jersey City, New Jersey.

PREFERRED SHARES

    GENERAL. Preferred Shares may be issued from time to time, in one or more series, as authorized by the Board of Trustees. Prior to issuance of shares of each series, the Board is required to fix for each such series, subject to the provisions of Maryland law and the Declaration of Trust, the powers, designations, preferences and relative, participating, optional or other special rights of such series and qualifications, limitations or restrictions thereof, including such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other matters as may be fixed by resolution of the Board of Trustees or a duly authorized committee thereof. The Board could authorize the issuance of Preferred Shares with terms and conditions which could have the effect of discouraging a takeover or other transaction which holders of some, or a majority of, Common Shares might believe to be in their best interests, or in which holders of some, or a majority of, Common Shares might receive a premium for their Common Shares over the then market price of such shares. The Preferred Shares will, when issued, be fully-paid and non-assessable and will have no preemptive rights.

    The Prospectus Supplement relating to any Preferred Shares offered thereby will contain the specific terms, including:

    (1) The title and stated value of such Preferred Shares;

    (2) The number of such Preferred Shares offered, the liquidation preference per share and the offering price of such Preferred Shares;

    (3) The dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such Preferred Shares;

    (4) The date from which dividends on such Preferred Shares will accumulate, if applicable.

    (5) The procedures for any auction and remarketing, if any, for such Preferred Shares;

    (6) The provision for a sinking fund, if any, for such Preferred Shares;

    (7) The provisions for redemption, if applicable, of such Preferred Shares;

    (8) Any listing of such Preferred Shares on any securities exchange;

    (9) The terms and conditions, if applicable, upon which such Preferred Shares will be convertible into Common Shares of the Company, including the conversion price (or manner of calculation thereof);

   (10) A discussion of federal income tax considerations applicable to such Preferred Shares;

   (11) The relative ranking and preferences of such Preferred Shares as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company;

   (12) Any limitations on issuance of any series of Preferred Shares ranking senior to or on a parity with such series of Preferred Shares as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company;

   (13) Any limitations on direct or beneficial ownership and restrictions on transfer of such Preferred Shares, in each case as may be appropriate to preserve the status of the Company as a REIT; and

   (14) Any other specific terms, preferences, rights, limitations or restrictions of such Preferred Shares.

    The Registrar and Transfer Agent for the Preferred Shares will be set forth in the applicable Prospectus Supplement.

    The description of the provisions of the Preferred Shares as will be set forth in the related Prospectus Supplement is only a summary, does not purport to be complete and is subject to, and is qualified in its entirety by, reference to the definitive Articles Supplementary to the Company's Declaration of Trust relating to such series of Preferred Shares. In connection with any offering of Preferred Shares, such Certificate of Amendment will be filed with the Commission as an exhibit or incorporated by reference in the Registration Statement.

    RANK. Unless otherwise specified in the Prospectus Supplement, the Preferred Shares will, with respect to dividend rights and/or rights upon liquidation, dissolution or winding up of the Company, rank (i) senior to all classes or series of Common Shares of the Company, and to all Equity Shares (defined below) ranking junior to such Preferred Shares; (ii) on a parity with all Equity Shares issued by the Company the terms of which specifically provide that such Equity Shares rank on a parity with the Preferred Shares; and (iii) junior to all Equity Shares issued by the Company the terms of which specifically provide that such Equity Shares rank senior to the Preferred Shares. The term "Equity Shares" includes Common Shares and Preferred Shares and does not include convertible debt securities.

    DIVIDENDS. Holders of the Preferred Shares of each series will be entitled to receive, when, as and if declared by the Board of Trustees of the Company, out of assets of the Company legally available for payment, cash dividends at such rates (or method of calculation thereof) and on such dates as will be set forth in the applicable Prospectus Supplement. Each such dividend will be payable to holders of record as they appear on the stock transfer books of the Company on such record dates as are fixed by the Board of Trustees of the Company.

    Dividends on any series of Preferred Shares may be cumulative or non-cumulative, as provided in the applicable Prospectus Supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable Prospectus Supplement. If the Board of Trustees of the Company fails to declare a dividend payable on a dividend payment date on any series of the Preferred Shares for which dividends are non-cumulative, then the holders of such series of the Preferred Shares will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and the Company will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment date.

    If any Preferred Shares of any series are outstanding, no full dividends will be declared or paid or set apart for payment on any Preferred Shares of the Company of any other series ranking, as to dividends, on a parity with or junior to the Preferred Shares of such series for any period unless (i) if such series of Preferred Shares has a cumulative dividend, full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Preferred Shares of such series for all past dividend periods and the then current dividend period or (ii) if such series of Preferred Shares does not have a cumulative dividend, full dividends for the then current dividend period have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Preferred Shares of such series. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Preferred Shares of any series and the shares of any other series of Preferred Shares ranking on a parity as to dividends with the Preferred Shares of such series, all dividends declared upon the Preferred Shares of such series and any other series of Preferred Shares ranking on a parity as to dividends with such Preferred Shares will be declared pro rata so that the amount of dividends declared per share on Preferred Shares of such series and such other series of Preferred Shares will in all cases bear to each other the same ratio that accrued dividends per share on the Preferred Shares of such series (which will not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Shares do not have a cumulative dividend) and such other series of Preferred Shares bear to each other. No interest, or sum of money in lieu of interest, will be payable in respect of any dividend payment or payments on Preferred Shares of such series which may be in arrears.

    Except as provided in the immediately preceding paragraph, unless (i) if such series of Preferred Shares has a cumulative dividend, full cumulative dividends on the Preferred Shares of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, and (ii) if such series of Preferred Shares does not have a cumulative dividend, full dividends on the Preferred Shares of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no dividends (other than in Common Shares or other shares of beneficial interest ranking junior to the Preferred Shares of such series as to dividends and upon liquidation) will be declared or paid or set aside for payment or other distribution upon the Common Shares, or any other shares of beneficial interest in the Company ranking junior to or on a parity with the Preferred Shares of such series as to dividends or upon liquidation, nor will any Common Shares, or any other shares of beneficial interest of the Company ranking junior to or on a parity with the Preferred Shares of such series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Company (except by conversion into or exchange for other shares of beneficial interest of the Company ranking junior to the Preferred Shares of such series as to dividends and upon liquidation).

    Any dividend payment made on a series of Preferred Shares will first be credited against the earliest accrued but unpaid dividend due with respect to shares of such series which remains payable.

    REDEMPTION. If so provided in the applicable Prospectus Supplement, the Preferred Shares will be subject to mandatory redemption or redemption at the option of the Company, in whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such Prospectus Supplement.

    The Prospectus Supplement relating to a series of Preferred Shares that is subject to mandatory redemption will specify the number of Preferred Shares, if any, that will be redeemed by the Company in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which will not, if such Preferred Shares do not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property as specified in the applicable Prospectus Supplement. If the redemption price for Preferred Shares of any series is payable only from the net proceeds of the issuance of shares of beneficial interest in the Company, the terms of such Preferred Shares may provide that if no such shares of beneficial interest have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such Preferred Shares will automatically and mandatorily be converted into the applicable shares of beneficial interest in the Company pursuant to conversion provisions specified in the applicable Prospectus Supplement.

    Notwithstanding the foregoing, unless (i) if such series of Preferred Shares has a cumulative dividend, full cumulative dividends on all Preferred Shares of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the current dividend period and (ii) if such series of Preferred Shares does not have a cumulative dividend, full dividends on all shares of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no Preferred Shares of such series will be redeemed unless all outstanding Preferred Shares of such series are simultaneously redeemed; provided, however, that the foregoing will not prevent the purchase or acquisition of Preferred Shares of such series to preserve the REIT status of the Company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Preferred Shares of such series. In addition, unless (i) if such series of Preferred Shares has a cumulative dividend, full cumulative dividends on all outstanding Preferred Shares of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, and (ii) if such series of Preferred Shares does not have a cumulative dividend, full dividends on all shares of such series of Preferred Shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, the Company will not purchase or otherwise acquire directly or indirectly any Preferred Shares of such series (except by conversion into or exchange for shares of beneficial interest of the Company ranking junior to the Preferred Shares of such series as to dividends and upon liquidation); provided, however, that the foregoing will not prevent the purchase or acquisition of Preferred Shares of such series to preserve the REIT status of the Company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Preferred Shares of such series.

    If fewer than all of the outstanding Preferred Shares of any series are to be redeemed, the number of shares to be redeemed will be determined by the Company and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held or for which redemption is requested by such holders (with adjustments to avoid redemption of fractional shares) or in any other manner determined by the Company.

    Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of Preferred Shares of any series to be redeemed at the address shown on the stock transfer books of the Company. Each notice will state: (i) the redemption date; (ii) the number of shares and series of Preferred Shares to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such Preferred Shares are to be surrendered for payment of the redemption prices;

(v) that dividends on the shares to be redeemed will cease to accrue on such redemption date; and (vi) the date upon which the holder's conversion rights, if any, as to such shares will terminate. If fewer than all of the Preferred Shares of any series are to be redeemed, the notice mailed to each such holder thereof will also specify the number of Preferred Shares to be redeemed from each such holder. If notice of redemption of any Preferred Shares has been given and if the funds necessary for such redemption have been irrevocably set aside by the Company in trust for the benefit of the holders of any Preferred Shares so called for redemption, then from and after the redemption date dividends will cease to accrue on such Preferred Shares, such Preferred Shares will no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price.

    LIQUIDATION PREFERENCE. Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, then, before any distribution or payment will be made to the holders of any Common Shares or any other class or series of shares of beneficial interest in the Company ranking junior to the Preferred Shares in the distribution of assets upon any liquidation, dissolution or winding up of the Company, the holders of each series of Preferred Shares will be entitled to receive out of assets of the Company legally available for distribution to shareholders liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable Prospectus Supplement), plus an amount equal to all dividends accrued and unpaid thereon (which will not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Shares do not have a cumulative dividend). After payment of the full amount for the liquidating distributions to which they are entitled, the holders of Preferred Shares will have no right or claim to any of the remaining assets of the Company. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the legally available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding Preferred Shares and the corresponding amounts payable on all shares of other classes or series of shares of beneficial interest in the Company ranking on a parity with the Preferred Shares in the distribution of assets, then the holders of the Preferred Shares and all other such classes or series of shares of beneficial interest will share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

    If liquidating distributions have been made in full to all holders of a series of Preferred Shares, the remaining assets of the Company will be distributed among the holders of any other classes or series of shares of beneficial interest ranking junior to the Preferred Shares upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of the Company with or into any other trust, corporation or entity, or the sale, lease or conveyance of all or substantially all of the property or business of the Company, will not be deemed to constitute a liquidation, dissolution or winding up of the Company.

    VOTING RIGHTS. Holders of Preferred Shares will not have any voting rights, except as set forth below or as otherwise from time to time required by law or as indicated in the applicable Prospectus Supplement.

    Unless provided otherwise for any series of Preferred Shares, so long as any Preferred Shares remain outstanding, the Company will not, without the affirmative vote or consent of the holders of at least two-thirds of each series of Preferred Shares outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), (i) authorize, create or increase the authorized or issued amount of, any class or series of shares of beneficial interest ranking prior to such series of Preferred Shares with respect to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized shares of beneficial interest in the Company into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the Company's Declaration of Trust, whether by merger, consolidation or otherwise (an "Event"), so as to materially adversely affect any right, preference, privilege or voting power of such series of Preferred Shares or the holders thereof; provided, however, with respect to the occurrence of any of the Events set forth in (ii) above, so long as the Preferred Shares remains outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an Event, the Company may not be the surviving entity, the occurrence of any such Event will not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of Preferred Shares and provided further that (x) any increase in the amount of the authorized Preferred Shares or the creation or issuance of any other series of Preferred Shares, or (y) any increase in the amount of authorized shares of such series or any other series of Preferred Shares, in each case ranking on a parity with or junior to the Preferred Shares of such series with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, will not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

    The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required is effected, all outstanding Preferred Shares of such series have been redeemed or called for redemption and sufficient funds have been deposited in trust to effect such redemption.

    CONVERSION RIGHTS. The terms and conditions, if any, upon which any series of Preferred Shares is convertible into Common Shares will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of Common Shares into which the Preferred Shares are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the Preferred Shares or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such series of Preferred Shares.

RESTRICTIONS ON TRANSFER

    For the Company to qualify as a REIT under the Code, Common Shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which REIT status is elected) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the issued and outstanding shares of beneficial interest may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entitles) during the last half of a taxable year (other than the first year for which REIT status is elected) or during a proportionate part of a shorter taxable year. To ensure compliance with these requirements, the Declaration of Trust contains provisions restricting the ownership and acquisition of shares of beneficial interest in the Company, including any Preferred Shares of the Company.

    The Declaration of Trust, subject to an exception in favor of Capital and Regional Properties, plc ("CRP-London"), provides that no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% in value (the "Ownership Limit") of the issued and outstanding Common Shares or Preferred Shares (collectively, "Equity Shares"). The constructive ownership rules are complex and may cause Equity Shares owned directly or constructively by a group of related individuals and/or entities to be deemed to be constructively owned by one individual or entity. As a result, the acquisition of less than 9.8% of the Equity Shares (or the acquisition of an interest in an entity which owns Equity Shares) by an individual or entity could cause that individual or entity (or another individual or entity) to own constructively in excess of 9.8% of the Equity Shares, and thus subject such Equity Shares to the Ownership Limit. In addition, for these purposes, Common Shares that may be acquired upon conversion or exchange of convertible Debt Securities directly or constructively held by an investor, but not necessarily Common Shares issuable with respect to convertible Debt Securities held by others, will be deemed to be outstanding prior to conversion or exchange, for purposes of determining the percentage of ownership of Equity Shares held by that investor. The Board of Trustees may, upon the receipt of a ruling from the IRS or an opinion of counsel satisfactory to it, waive the Ownership Limit with respect to a given holder if such holder's ownership will not then or in the future jeopardize the Company's status as a REIT.

    Recent tax legislation relaxed the rules concerning ownership of stock in a REIT by certain domestic pension trusts. The Declaration of Trust does not implement this change in the tax law. Under the Declaration of Trust, domestic pension funds are subject to the restriction on ownership of more than 9.8% of the value of the outstanding shares of beneficial interest.

    The Declaration of Trust contains a provision which limits the right of any shareholder to transfer or otherwise dispose of his Equity Shares in a manner which is contrary to the Ownership Limit. If any shareholder purports to transfer his shares to another person and either the transfer would result in the Company failing to qualify as a REIT or such transfer would cause the transferee to hold more than the Ownership Limit, the purported transfer will be null and void and the shareholder will be deemed not to have transferred his shares. Moreover, if any person holds shares in excess of the Ownership Limit ("Excess Shares"), such person will be deemed to hold such Excess Shares that cause such limit to be exceeded solely in trust for the benefit of the Company, and will not receive distributions with respect to such Excess Shares or be entitled to vote such shares. In such event, such person will be deemed to have offered to sell such Excess Shares to the Company for the lesser of the amount paid for such shares or the market price of such shares, which offer the Company can accept for a period of 90 days after the later of (i) the date of the transfer resulting in such excess shares and (ii) the date the Company's Board of Trustees determines that such Excess Shares exist. In its sole discretion, the Company may repurchase such shares for cash.

    Federal income tax regulations require that the Company demand within 30 days after the end of each of its taxable years written statements from shareholders of record holding more than a specified percentage of the Company's shares of beneficial interest, in which the shareholders set out information with respect to their actual and constructive ownership of the Equity Shares and the Debentures. In addition, each shareholder must on demand disclose to the Company in writing such additional information as the Company may request in order to determine the effect of such shareholder's direct, indirect and constructive ownership of such shares on the Company's status as a REIT.

    All certificates representing Common Shares and/or Preferred Shares will bear a legend referring to the restrictions on transfer described above.

    These ownership limitations could have the effect of discouraging a takeover or other transactions in which holders of some, or a majority, of Equity Shares might receive a premium for their shares over the prevailing market price or which such holders might believe to be otherwise in their best interest.

                       DESCRIPTION OF SECURITIES WARRANTS

    The Company may issue Securities Warrants for the purchase of Debt Securities, Preferred Shares or Common Shares. Securities Warrants may be issued independently or together with any other Securities offered by any Prospectus Supplement and may be attached to or separate from such Securities. Each series of Securities Warrants will be issued under a separate warrant agreement (each a "Securities Warrant Agreement") to be entered into between the Company and a warrant agent specified in the applicable Prospectus Supplement (the "Warrant Agent"). The Warrant Agent will act solely as an agent of the Company in connection with the Securities Warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Securities Warrants. The following summaries of certain provisions of the Securities Warrant Agreement and the Securities Warrants do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Securities Warrant Agreement and the Securities Warrant certificates relating to each series of Securities Warrants which will be filed with the Commission and incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part at or prior to the time of the issuance of such series of Securities Warrants.

    If Securities Warrants are offered, the applicable Prospectus Supplement will describe the terms of such Securities Warrants, including, in the case of Securities Warrants for the purchase of Debt Securities, the following where applicable: (i) the offering price; (ii) the denominations and terms of the series of Debt Securities purchasable upon exercise of such Securities Warrants; (iii) the designation and terms of any series of Debt Securities with which such Securities Warrants are being offered and the number of such Securities Warrants being offered with such Debt Securities; (iv) the date, if any, on and after which such Securities Warrants and the related series of Debt Securities will be transferable separately; (v) the principal amount of the series of Debt Securities purchasable upon exercise of each such Securities Warrant and the price at which such principal amount of Debt Securities of such series may be purchased upon such exercise; (vi) the date on which the right to exercise such Securities Warrants shall commence and the date on which such right shall expire (the "Expiration Date"); (vii) whether the Securities Warrants will be issued in registered or bearer form; (viii) any special United States federal income tax consequences; (ix) the terms, if any, on which the Company may accelerate the date by which the Securities Warrants must be exercised; and (x) any other material terms of such Securities Warrants.

    In the case of Securities Warrants for the purchase of Preferred Shares or Common Shares, the applicable Prospectus Supplement will describe the terms of such Securities Warrants, including the following where applicable: (i) the offering price; (ii) the aggregate number of shares purchasable upon exercise of such Securities Warrants, the exercise price, and in the case of Securities Warrants for Preferred Shares, the designation, aggregate number and terms of the series of Preferred Shares with which such Securities Warrants are being offered and the number of such Securities Warrants being offered with such Preferred Shares; (iii) the date, if any, on and after which such Securities Warrants and the related series of Preferred Shares or Common Shares will be transferable separately; (iv) the date on which the right to exercise such Securities Warrants shall commence and the Expiration Date; (v) any special United States federal income tax consequences; and (vi) any other material terms of such Securities Warrants.

    Securities Warrant certificates may be exchanged for new Securities Warrant certificates of different denominations, may (if in registered form) be presented for registration of transfer, and may be exercised at the corporate trust office of the Warrant Agent or any other office indicated in the applicable Prospectus Supplement. Prior to the exercise of any Securities Warrant to purchase Debt Securities, holders of such Securities Warrants will not have any of the rights of holders of the Debt Securities purchasable upon such exercise, including the right to receive payments of principal, premium, if any, or interest, if any, on such Debt Securities or to enforce covenants in the applicable Indenture. Prior to the exercise of any Securities Warrants to purchase Preferred Shares or Common Shares, holders of such Securities Warrants will not have any rights of holders of such Preferred Shares or Common Shares, including the right to receive payments of dividends, if any, on such Preferred Shares or Common Shares, or to exercise any applicable right to vote.

EXERCISE OF SECURITIES WARRANTS

    Each Securities Warrant will entitle the holder thereof to purchase such principal amount of Debt Securities or number of Preferred Shares or Common Shares, as the case may be, at such exercise price as shall in each case be set forth in, or calculable from, the Prospectus Supplement relating to the offered Securities Warrants. After the close of business on the Expiration Date (or such later date to which such Expiration Date may be extended by the Company), unexercised Securities Warrants will become void.

    Securities Warrants may be exercised by delivering to the Warrant Agent payment as provided in the applicable Prospectus Supplement of the amount required to purchase the Common Shares purchasable upon such exercise, together with certain information set forth on the reverse side of the Securities Warrant certificate. Securities Warrants will be deemed to have been exercised upon receipt of payment of the exercise price, subject to the receipt within five (5) business days, of the Securities Warrant certificate evidencing such Securities Warrants. Upon receipt of such payment and the Securities Warrant certificate properly completed and duly executed at the corporate trust office of the Securities Warrant agent or any other office indicated in the applicable Prospectus Supplement, the Company will, as soon as practicable, issue and deliver the Common Shares purchasable upon such exercise. If fewer than all of the Securities

Warrants represented by such Securities Warrant certificate are exercised, a new Securities Warrant certificate will be issued for the remaining amount of Securities Warrants.

AMENDMENTS AND SUPPLEMENTS TO WARRANT AGREEMENT

    The Warrant Agreements may be amended or supplemented without the consent of the holders of the Securities Warrants issued thereunder to effect changes that are not inconsistent with the provisions of the Securities Warrants and that do not adversely affect the interests of the holders of the Securities Warrants.

COMMON SHARES WARRANT ADJUSTMENTS

    Unless otherwise indicated in the applicable Prospectus Supplement, the exercise price of, and the number of Common Shares covered by, a Common Shares Warrant are subject to adjustment in certain events, including (i) payment of a dividend on the Common Shares payable in shares of beneficial interest and stock splits, combinations or reclassification of the Common Shares; (ii) issuance to all holders of Common Shares of rights or warrants to subscribe for or purchase Common Shares at less than their current market price (as defined in the Warrant Agreement for such series of Common Shares Warrants); and (iii) certain distributions of evidences of indebtedness or assets (including securities but excluding cash dividends or distributions paid out of consolidated earnings or retained earnings or dividends payable in Common Shares) or of subscription rights and warrants (excluding those referred to above).

    No adjustment in the exercise price of, and the number of Common Shares covered by, a Common Shares Warrant will be made for regular quarterly or other periodic or recurring cash dividends or distributions or for cash dividends or distributions to the extent paid from consolidated earnings or retained earnings. No adjustment will be required unless such adjustment would require a change of at least 1% in the exercise price then in effect. Except as stated above, the exercise price of, and the number of Common Shares covered by, a Common Shares Warrant will not be adjusted for the issuance of Common Shares or any securities convertible into or exchangeable for Common Shares, or carrying the right or option to purchase or otherwise acquire the foregoing, in exchange for cash, other property or services.

    In the event of any (i) consolidation or merger of the Company with or into any entity (other than a consolidation or a merger that does not result in any reclassification, conversion, exchange or cancellation of outstanding Common Shares); (ii) sale, transfer, lease or conveyance of all or substantially all of the assets of the Company; or (iii) reclassification, capital reorganization or exchange of the Common Shares (other than solely a change in par value or from par value to no par value), then any holder of a Common Shares Warrant will be entitled, on or after the occurrence of any such event, to receive on exercise of such Common Shares Warrant the kind and amount of shares of beneficial interest or other securities, cash or other property (or any combination thereof) that the holder would have received had such holder exercised such holder's Common Shares Warrant immediately prior to the occurrence of such event. If the consideration to be received upon exercise of the Common Shares Warrant following any such event consists of common stock of the surviving entity, then from and after the occurrence of such event, the exercise price of such Common Shares Warrant will be subject to the same anti-dilution and other adjustments described in the second preceding paragraph, applied as if such common stock were Common Shares.

      CERTAIN PROVISIONS OF THE COMPANY'S DECLARATION OF TRUST AND BYLAWS

    The following paragraphs summarize certain provisions of the Company's Declaration of Trust and Bylaws. The summary does not purport to be complete and is subject to and qualified in its entirety by reference to the Declaration of Trust and Bylaws. See "Available Information."

THE BOARD OF TRUSTEES

    The Company's Bylaws provide that the number of trustees of the Company may be established by the Board but may not be fewer than three nor more than ten, a majority of which must be independent. Any vacancy will be filled at any regular meeting or at any special meeting of shareholders called for that purpose or by a majority of the remaining directors, except that a vacancy resulting from an increase in the number of directors will be filled by a majority of the entire Board. Pursuant to the terms of the Declaration of Trust, each trustee will hold office for a one-year term expiring at the annual meeting of shareholders to be held the following year and until his successor is duly elected and qualified. Holders of shares will have no right to cumulative voting in the election of trustees.

AMENDMENT TO THE DECLARATION OF TRUST

    The Company's Declaration of Trust may be amended only by the affirmative vote of the holders of not less than two-thirds of all of the votes entitled to be cast on the matter.

DISSOLUTION OF THE COMPANY

    The dissolution of the Company must be approved by the affirmative vote of the holders of not less than two-thirds of all of the votes entitled to be cast on the matter or the written consent of all holders of shares entitled to vote on this matter.

ADVANCE NOTICE OF DIRECTOR NOMINATIONS AND NEW BUSINESS

    The Company's Declaration of Trust establishes an advance notice procedure for shareholders to make nominations of candidates for election as trustees or bring other business before an annual meeting of shareholders ("Shareholder Notice Procedures").

    The Shareholder Notice Procedures provide that (1) only persons who are nominated by or at the direction of the Board of Trustees, or by a shareholder who has given timely written notice containing specified information to the Secretary of the Company prior to the meeting at which directors are to be elected, will be eligible for election as trustees and (2) at an annual meeting only such business may be conducted as has been brought before the meeting by or at the direction of the Chairman of the Board of Trustees or by a shareholder who has given timely written notice to the Secretary of such shareholder's intention to bring such business before the meeting. In general, to be considered timely, notice of shareholder nominations to be made or business to be conducted at an annual meeting must be received not less than 60 days nor more than 90 days prior to the first anniversary of the previous year's annual meeting.

    The purpose of requiring such advance notice by shareholders is to provide the Board of Trustees a meaningful opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposed business and, to the extent deemed necessary or advisable by the Board of Trustees, to inform shareholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of shareholders. Although the Company's Declaration of Trust do not give the Board of Trustees any power to disapprove of shareholder nominations or proposals for action, they may have the effect of precluding a contest for the election of trustees or the consideration of shareholder proposals if the proper procedures are not followed. In addition, the Declaration of Trust may discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of trustees or to approve its own proposal, without regard to whether consideration of such nominees or proposals might be harmful or in the best interests of the Company and its shareholders. The provisions in the Company's Declaration of Trust regarding advance notice provisions could have the effect of discouraging a takeover or other transaction in which holders of some, or a majority, of the Common Shares might receive a premium for their shares over the then prevailing market price or which such holders might believe to be otherwise in their best interests.

    FEDERAL INCOME TAX CONSIDERATIONS RELATING TO THE COMPANY'S REIT STATUS

    The following is a summary of certain federal income tax considerations regarding the Company's REIT election. The tax treatment of a holder of any of the Securities will vary depending on the terms of the specific Securities acquired by such holder, as well as his particular situation, and this discussion does not attempt to address any aspects of federal income taxation relating to holders of Securities. A description of certain federal income tax considerations pertaining to holders of the Securities will be provided in the relevant Prospectus Supplement.

    The following summary is based on federal income tax law in effect as of the date hereof. Such law is subject to change without notice, and may be changed with retroactive effect. The summary is for general information only, and does not constitute tax advice.

    EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT THE APPLICABLE PROSPECTUS SUPPLEMENT, AS WELL AS HIS OWN TAX ADVISOR, REGARDING THE SPECIFIC FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES, IN LIGHT OF HIS INDIVIDUAL CIRCUMSTANCES, OF THE ACQUISITION, OWNERSHIP AND SALE OF THE SECURITIES, AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

QUALIFICATION AS A REIT; OPINION OF COUNSEL

    The Company's REIT election was effective as of January 1, 1994. The tax consequences described herein and in any Prospectus Supplement are largely contingent on the qualification of the Company as a REIT for federal income tax purposes. Failure of the Company to maintain its REIT status would materially alter the tax and economic consequences to a purchaser. See "Failure to Qualify as a REIT" below. Ungaretti & Harris, Chicago, Illinois ("Counsel"), has provided its opinion that the Company's method of operation as described herein and as represented by the Company will permit it to continue to qualify as a REIT for the current and subsequent taxable years. Such opinion is based upon the Code, as amended, applicable Treasury Regulations adopted thereunder, reported judicial decisions, and IRS rulings, all as of the date hereof, and certain representations of the Company and factual assumptions related to the ownership and operation of the Company. It should be noted that whether the Company will maintain its status as a REIT under the Code will depend upon whether the Company meets the various qualification tests imposed under the Code through actual annual operating results. No assurance can be given that the actual results of the Company's operations will satisfy such requirements. The principal requirements the Company must meet to maintain its status as a REIT are described below.

SHARE OWNERSHIP

    FREE TRANSFERABILITY. In general, shares representing ownership of a REIT must be freely transferable. The Company's shares will be subject to certain restrictions designed to assure compliance with the rule prohibiting closely-held status, described below. A REIT will not fail the requirement of free transferability by reason of such restrictions.

    100 SHAREHOLDERS REQUIRED. The beneficial ownership of an entity seeking to qualify as a REIT must be held by 100 or more persons. This requirement must be met for at least 335 days of a 12-month year, or a proportionate part of a shorter tax year. For purposes of this rule, the word "person" generally includes individuals and entities, with pension and profit-sharing trusts, rather than their beneficiaries, being treated as persons. The Company anticipates that this requirement will continue to be met.

    CLOSELY-HELD STATUS NOT PERMITTED. An entity does not qualify as a REIT if a group of five or fewer individuals own, directly or indirectly, more than 50% of the value of the outstanding shares of the entity at any time during the last half of the taxable year. For this purpose, certain entities are treated as individuals, but stock owned, directly or indirectly, by a corporation, partnership, estate or trust is generally considered as being owned proportionately by such entity's shareholders, partners or beneficiaries. Accordingly, shares held by CRP-London will be considered as being owned proportionately by the individual shareholders of CRP-London. In addition, pursuant to the Taxpayer Relief Act of 1997, compliance with certain procedural requirements may protect the Company from loss of REIT status by reason of an inadvertent violation of this rule. The Declaration of Trust provides certain restrictions on ownership of shares designed to assure compliance with this requirement.

    Domestic pension funds generally are not treated as a single person for purposes of this rule. Instead, the beneficiaries of the fund are treated as holding stock in the REIT in proportion to their actuarial interests in the fund. In the event the Company relies on this rule to maintain its status as a REIT, however, it is possible that pension funds holding more than 10% of the interests in the Company will be subject to unrelated business income tax on a portion of the dividends they receive from the Company. Under the Company's Declaration of Trust, pension funds are subject to the same ownership restrictions as other persons, without regard to this rule.

    SHAREHOLDER INFORMATION. Federal income tax regulations require that the Company demand within 30 days after the end of each of its taxable years written statements from shareholders of record holding more than a specified percentage of the Company's shares of beneficial interest, in which the shareholders set out information with respect to their actual and constructive ownership of the Common Shares and the Debentures. In addition, each shareholder must on demand disclose to the Company in writing such additional information as the Company requests in order to determine the effect of such shareholder's direct, indirect and constructive ownership of such shares on the Company's status as a REIT.

ASSET TESTS

    An entity seeking to maintain its qualification as a REIT must meet certain tests with regard to its assets. Assets held by a qualified REIT subsidiary are treated as if they were owned directly by the REIT. A corporation is a qualified REIT subsidiary if 100% of its stock is owned by a REIT.

    75% ASSET TEST. On the last day of each calendar quarter, at least 75% of a REIT's assets must consist of real estate assets, cash and cash items, and government securities. Real estate assets include interests in real property, interests in mortgages on real property, and shares in other qualified REITs. In addition, real estate assets include any property attributable to the temporary investment of new capital if the property is stock or a debt instrument, and the investment is only for the one-year period beginning on the date the REIT receives the capital (a "Qualified Temporary Investment"). Cash and cash items include receivables that arise in the ordinary course of the REIT's business, but not receivables purchased from another person. It is anticipated that substantially all of the Company's assets will qualify under this test.

    5% ASSET TEST. A REIT must not own securities of any one non-governmental issuer (other than another qualified REIT, or a qualified REIT subsidiary) in an amount greater in value than 5% of the value of the REIT's total assets. The Company intends to comply with this requirement.

    10% ASSET TEST. A REIT must not own securities of any one non-governmental issuer (other than another qualified REIT or a qualified REIT subsidiary) representing more than 10% of the outstanding voting securities of such issuer. The Company intends to comply with this requirement.

    After initially meeting the asset tests at the close of any quarter, the Company will not lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient non-qualifying assets within 30 days after the close of the quarter. The Company intends to maintain adequate records of the value of its assets to ensure compliance with the asset tests, and to take such other actions within 30 days after the close of any quarter as may be required to cure any noncompliance.

    INTEREST IN MANAGEMENT CORPORATION. The Company expects to derive some of its income from activities (such as management of properties owned by third parties) which, if carried on directly by the Company or by an entity controlled by the Company, would jeopardize its REIT status. The Company will own non-voting stock representing more than 90 percent of the value of corporations carrying on such activities, but intends to own less than 10% of the voting stock of such corporations in order to comply with the 10% asset test described above, and to hold stock in such corporations representing less than 5% of the value of its overall assets in order to comply with the 5% assets test described above. There can be no assurance, however, that the IRS will not contend that the non-voting stock held by the Company should be considered voting stock for purposes of these rules, or that the value of the stock held by the Company exceeds the 5% limitation.

INCOME TESTS

    An entity will not maintain its qualification as a REIT unless its income meets certain tests. In connection with these tests, income received from a qualified REIT subsidiary is treated as having the same character as it had when received by the subsidiary.

    75% INCOME TEST. At least 75% of the REIT's gross income (excluding gross income from "prohibited transactions," as described below) for each taxable year must be derived from (i) rents from real property, (ii) interest on obligations collateralized by mortgages on, or interests in, real property; (iii) gain from the sale or other disposition of interests in real property and real estate mortgages, other than gain from property held primarily for sale to customers in the ordinary course of the Company's trade or business ("dealer property"); (iv) dividends or other distributions on shares in other REITs as well as the gain from the sale of such shares; (v) abatements and refunds of real property taxes;
(vi) income from the operation, and gain from the sale, of property acquired at or in lieu of foreclosure of the mortgage collateralized by such property ("foreclosure property"); (vii) commitment fees received for agreeing to make loans collateralized by mortgages on real property or to purchase or lease real property; and (viii) certain qualified temporary investment income.

    95% INCOME TEST. At least 95% of the REIT's gross income (excluding gross income from "prohibited transactions") for each taxable year must be derived from sources qualifying for the 75% test, plus dividend and interest income, certain hedging income and capital gain on the sale or other disposition of stocks or securities.

    RENTS FROM REAL PROPERTY. Rents received by the Company will constitute "rents from real property," qualifying for the 75% and 95% income tests, if the following requirements are met:

    - The amount of rent received generally must not be based in whole or in part on the income or profits of any person.

    - Rents will not qualify as "rents from real property" if the REIT, or a 10% owner of the REIT, owns directly or indirectly a 10% or greater interest in any tenant or in the assets or net profits of a tenant.

    - The term "rents from real property" does not include "impermissible tenant service income," which is generally income from providing "disqualifying services" to tenants other than through an independent contractor (as specially defined for this purpose) from whom the REIT itself does not derive or receive any income. For this purpose, "disqualifying services" are services which, if provided by certain tax-exempt entities, would cause rents received by such entities to be treated as unrelated business taxable income. Generally, services other than services usually or customarily rendered in connection with the rental of rooms or other space for occupancy only are disqualifying services. Charges for services of a type customarily furnished or rendered to tenants in connection with the rental of real property of a similar class in the geographic market in which the property is located qualify as "rents from real property." If impermissible tenant service income with respect to a property exceeds 1% of all amounts received or accrued with respect to such property, then all such amounts are treated as impermissible tenant service income. The Company represents that it will not furnish or render services with respect to any of the Properties that would cause rental income from such Properties to fail to qualify as "rents from real property."

    - Rent attributable to personal property will not qualify as "rents from real property" unless the personal property is leased in connection with a lease of real property and such rent is no more than 15% of the total rent received under the lease. Rent attributable to personal property is that amount which bears the same ratio to total rent as the average of the adjusted bases of the personal property at the beginning and end of the taxable year bears to the average of the aggregate adjusted bases of both the real property and personal property at the beginning and end of such taxable year.

    PROHIBITED TRANSACTIONS. The 75% and 95% income tests described above are measured by reference to gross income of the Company. For this purpose, however, gross income does not include income from "prohibited transactions." Moreover, income from prohibited transactions is subject to a 100% tax.

    The Company will be considered to have engaged in a prohibited transaction if it sells stock in trade or other property of a kind which would properly be included in inventory if on hand at the close of the taxable year, or property held primarily for sale to customers in the ordinary course of business. The Code provides a safe harbor under which certain sales of real estate assets will not be considered to be a prohibited transaction. The safe harbor applies if (a) the Company has held the property for at least four years; (b) the total expenditures made by the Company, or any partner of the Company, and capitalized as part of the basis of the property during the four-year period preceding the sale, do not exceed 30% of the net sales price; and (c) the Company meets the limitation on sales of such property. The Company will meet the limitation on sales if (d) it makes no more than seven sales of property during the year, or
(e) the aggregate of the adjusted bases of the properties sold does not exceed 10% of the aggregate adjusted bases of all the Company's properties during the year. If the property consists of land or improvements not acquired through foreclosure, the Company must have held the property for production of rental income for at least four years to be eligible for the safe harbor. Also, if the Company sold more than seven properties during the year, substantially all of the marketing and development expenditures with respect to the property must have been made through an independent contractor from whom the Company itself does not derive or receive any income.

    FAILURE TO MEET INCOME TESTS. If certain requirements are met, the Company may retain its status as a REIT even in a year in which it fails either the 75% or the 95% income test. In such event, however, the Company will be subject to an excise tax based on the greater of the amount by which it failed the 75% or 95% gross income test for that year, less expenses. The Company will qualify for this relief if (a) it reports the amount and nature of each item of its gross income in its federal income tax return for such year; (b) the inclusion of any incorrect information in its return is not due to fraud with intent to evade tax; and (c) the failure to meet such tests is due to reasonable cause and not willful neglect.

DISTRIBUTIONS TO SHAREHOLDERS

    95% DISTRIBUTION REQUIREMENT. In order to maintain its qualification as a REIT, the Company is required to distribute dividends (other than capital gains dividends) to its shareholders in an amount equal to 95% of the sum of (a) its "REIT taxable income" before deduction of dividends paid and excluding any net capital gain, plus (b) any net income from foreclosure property less the tax on such income, minus (c) any "excess noncash income." The deduction for dividends paid is discussed below. See "Federal Income Tax Considerations--Taxation of the Company."

    "REIT taxable income" for purposes of this requirement is the taxable income of a REIT, computed as if it were an ordinary corporation, adjusted by certain items, including an exclusion for net income from foreclosure property, a deduction for the excise tax on the failure of the 75% or 95% income tests, and an exclusion for an amount equal to any net income derived from prohibited transactions.

    "Foreclosure property" is any real property, interest in real property, or personal property incident to the real property, acquired by the REIT in a foreclosure or by a deed in lieu of foreclosure following a default of a debt obligation or after termination of a defaulted lease, provided the REIT elects to treat the property as foreclosure property. The property ceases to be foreclosure property as of the close of the third taxable year following the taxable year in which the REIT acquires it, unless the IRS consents to an extension of this time period.

    "Excess noncash income" means the excess of certain amounts that the REIT is required to recognize as income in advance of receiving cash, such as original issue discount on purchase money debt or income from cancellation of indebtedness, over 5% of REIT taxable income before deduction for dividends paid and excluding any net capital gain.

    The Company intends to make distributions to the shareholders on a quarterly basis sufficient to meet the 95% distribution requirement. However, because of the possible receipt of income without corresponding cash receipts, timing differences that may rise between the realization of taxable income and net cash flow, and the possible disallowance by the IRS of deductions claimed by the Company, it is possible that the Company may not have sufficient cash or liquid assets at a particular time to meet the 95% distribution requirement. To assure compliance with the 95% distribution requirement, the Company will closely monitor the relationship between its REIT taxable income and cash flow and, if necessary, will borrow funds in order to satisfy the distribution requirement. If the Company fails to meet the 95% distribution requirements as a result of an adjustment to the Company's tax return by the Service, the Company may retroactively cure the failure by paying a "deficiency dividend" (plus applicable penalties and interest) within a specified period.

    NON-REIT ACCUMULATED EARNINGS AND PROFITS. The Company will not qualify as a REIT if, as of the close of its taxable year, it has earnings and profits accumulated in any non-REIT year. For purposes of this rule, positive earnings and profits of a corporation that is liquidated or merged into another corporation may not be netted against the other corporation's deficit in earnings and profits. The Company believes that it and each of its subsidiaries had negative earnings and profits as of the effective date of its REIT election.

FAILURE TO QUALIFY AS A REIT

    For any taxable year the Company fails to qualify as a REIT, it would be taxed as a corporation. It would not be entitled to a deduction for dividends paid to its shareholders in computing its taxable income. Assets of the Company and distributions to shareholders would be reduced to the extent necessary to pay any resulting tax liability of the Company. Distributions from the Company at such time would be taxable to shareholders as dividends to the extent of the current and accumulated earnings and profits of the Company and would be eligible for the 70% dividend-received deduction for shareholders which are corporations.

    If the Company's election to be treated as a REIT is terminated automatically, the Company will not be eligible to elect REIT status until the fifth taxable year which begins after the year for which the Company's election was terminated, unless (a) the Company did not willfully fail to file a timely return with respect to the termination taxable year, (b) the incorrect information in such return was not due to fraud with intent to evade tax, and
(c) the Company establishes that failure to meet the requirements was due to reasonable cause and not to willful neglect.

TAXATION OF THE COMPANY

    GENERAL. In general, corporations are subject to federal income tax on their net income regardless of whether such income is currently distributed to shareholders. Distributions to shareholders constitute taxable dividends to the extent of current and accumulated earnings and profits of the corporation. Under this general rule, double taxation of corporate profits--that is, taxation at the corporate level and the shareholder level--is the norm. However, the rules pertaining to REITs provide an exception to this general rule. Except as otherwise discussed below, for any taxable year in which the Company qualifies as a REIT, it will generally be able to deduct for federal income tax purposes the portion of its ordinary income or capital gain which is timely distributed to shareholders.

    Even if the Company is treated as a REIT for federal income tax purposes, however, it is subject to tax on any REIT taxable income and net capital gain not distributed to shareholders. The Company may reinvest income or gain recognized upon the sale of property or repayment of an investment, although it does not intend to do so unless it has satisfied the 95% income distribution test. Capital gain income which is not distributed will be taxable to the Company. The Company will not be required to distribute capital gain income to maintain its status as a REIT. In addition, the Company will be taxed at regular corporate tax rates on net income from foreclosure property which is not otherwise REIT qualifying income. Any tax incurred by the Company for these reasons, or for any of the reasons discussed below, would reduce the amount of cash available for distribution to shareholders, and ultimately reduce the return on an investment in shares of the Company.

    DIVIDENDS PAID DEDUCTION. For any taxable year it qualifies as a REIT, the Company can claim the dividends paid deduction for dividends actually and constructively paid during that tax year. The Company can also claim a dividends paid deduction for dividends paid in the following year if it declares the dividends before the time prescribed by law for filing its return for the year, including extensions, and distributes the amount of the dividend during the 12-month period following the close of the year but not later than the date of the first regular dividend payment made after the declaration. In this event, the Company will be required to specify the dollar amount of the dividend, and send any notices required with respect to the dividend not later than 30 days after the close of the tax year or by mail with its annual report for the tax year. Certain so-called consent dividends declared in subsequent years are also eligible for the dividends paid deduction.

    TAX ON BUILT-IN GAIN. The Internal Revenue Service has announced its intention to issue regulations dealing with "built-in gain" of REITs. A REIT has built-in gain to the extent it has, at the time its status as a REIT commences, any asset with a fair market value in excess of its adjusted tax basis. The regulations would provide that a corporation that becomes a REIT recognizes net built-in gain, and pays corporate level tax, as if it had been liquidated at the end of the last taxable year before it qualified as a REIT unless it makes an election under which it will recognize such gain only upon disposition of such assets within the first ten years after it became a REIT. If the election is made, the portion of any gain on such dispositions that is built-in gain is taxable to the REIT without regard to whether the gain is distributed to shareholders.

    Some or all of the assets held by the Company on January 1, 1994, the effective date of its REIT election, had built-in gain. The Company made the election described above. The Company will therefore recognize built-in gain only upon disposition of those assets prior to January 1, 2004. If such a disposition occurs, the corporate level tax paid by the Company will reduce the amount available for distribution to shareholders.

    EXCISE TAX ON FAILURE TO MEET 75% OR 95% INCOME TESTS. Regardless of distributions to shareholders, if the Company fails either or both of the 75% and 95% income tests, but still maintains its qualification as a REIT, it will be subject to an excise tax on an amount equal to the greater of the amount by which it failed the 75% test or the 95% test multiplied by a fraction the numerator of which is REIT taxable income (determined without deductions for dividends paid or net operating losses and excluding capital gains) and the denominator of which is the gross income of the REIT (determined, generally, by excluding income from prohibited transactions, certain gross income from foreclosure property, long-term capital gain, and short-term capital gain to the extent of any short-term capital loss).

    100% TAX ON PROHIBITED TRANSACTIONS. To the extent the Company derives any net income from a prohibited transaction, the Company will be subject to a 100% tax on such net income.

    ALTERNATIVE MINIMUM TAX. The Company will also be subject to the alternative minimum tax on items of tax preference allocable to it. The Code authorizes the Treasury Department to issue regulations allocating items of tax preference between a REIT and its shareholders. Such regulations have not been issued. The Company does not expect to have any significant items of tax preference.

    4% EXCISE TAX. A 4% excise tax applies if a REIT's "distributed amount" for any year is less than its "required distribution." For this purpose, the required distribution is specially defined, and does not correspond to the amount the REIT must distribute in order to maintain its status as a REIT. The required distribution is (a) 85% of the REIT's ordinary income for the year, plus (b) 95% of the REIT's capital gain net income reduced by any net ordinary loss. This amount must be "grossed up" for certain amounts of undistributed income from prior years. For purposes of this rule, the REIT's ordinary income is determined without regard to the dividends paid deduction. The distributed amount includes dividends paid during the calendar year, plus any tax imposed on REIT taxable income or capital gains, plus any excess of the distributed amount for the preceding calendar year over the grossed up required distribution for the preceding year.

    TAX ELECTIONS. The Company's taxable year ends December 31. The Company uses the accrual method of accounting. The effective date of the Company's election to be taxed as a REIT is January 1, 1994.

STATE AND LOCAL TAXES

    The Company may be subject to state and local taxes in various jurisdictions such as those in which the Company owns property or may be deemed to be engaged in activities. The tax treatment of the Company in states having taxing jurisdiction over it may differ from the federal income tax treatment described in this summary. No discussion of state taxation of the Company, the shares or the shareholders is provided herein.

                              PLAN OF DISTRIBUTION

    The Company may sell Securities to one or more underwriters for public offer and sale by them or may sell Securities offered hereby to investors directly or through agents. Any underwriter or agent involved in the offer and sale of the Securities will be named in the applicable Prospectus Supplement.

    The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at prices related to the prevailing market prices at the time of sale or at negotiated prices (any of which may represent a discount from the prevailing market prices). The Company also may, from time to time, authorize underwriters acting as the Company's agents to offer and sell the Securities upon the terms and conditions as are set forth in the applicable Prospectus Supplement. In connection with the sale of Securities, underwriters may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Securities for whom they may act as agent. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

    Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of Securities and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Securities may be deemed to be underwriting discounts and commissions, under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

    If so indicated in the applicable Prospectus Supplement, the Company will authorize the underwriters, dealers or other persons acting as the Company's agents to solicit offers by certain institutions to purchase Securities from the Company at the public offering price set forth in such Prospectus Supplement pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Contract will be for an amount not less than, and the aggregate principal amount of Securities sold pursuant to Contracts will not be less than nor greater than, the respective amounts stated in the applicable Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to the approval of the Company. Contracts will not be subject to any conditions except that (i) the purchase by an institution of the Securities covered by its Contract will not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject; and (ii) if the Securities are being sold to underwriters, the Company has sold to such underwriters the total principal amount of the Securities less the principal amount thereof covered by the Contracts.

    Certain of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for the Company and its subsidiaries in the ordinary course of business.

                                 LEGAL MATTERS

    Certain legal matters will be passed upon for the Company by Ungaretti & Harris, Chicago, Illinois. Ungaretti & Harris will rely on the opinion of Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC, Baltimore, Maryland, as to certain matters of Maryland law.

                                    EXPERTS

    The consolidated balance sheets of the Company as of December 31, 1997 and 1996 and the consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1997 included in the Company's Annual Report on Form 10-K and the combined statement of revenues and certain expenses of the Other Acquisition II Properties for the year ended December 31, 1996 included in the Company's Current Report on Form 8-K/A No. 1 filed with the Commission on February 27, 1998, both incorporated by reference in this Prospectus, have been incorporated herein in reliance on the reports of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    You should rely only on the information provided in or incorporated by reference in this prospectus supplement and prospectus. Neither we nor the underwriter have authorized anyone to provide you with different information. You should not assume that the information in this prospectus supplement and prospectus is accurate as of any date other than the date on the front of this document. If it is against the law in any state or other jurisdiction to make an offer to sell these securities (or to solicit an offer to sell these securities), then this prospectus supplement and prospectus do not apply to any person in that state, and this prospectus supplement and prospectus make no offer or solicitation to any such person.

                             ---------------------

                               TABLE OF CONTENTS

                                                     Page
                                                   ---------
                   PROSPECTUS SUPPLEMENT

Forward Looking Statements.......................        S-2
Prospectus Supplement Summary....................        S-3
The Company......................................        S-5
Risk Factors.....................................        S-6
Use of Proceeds..................................       S-10
Capitalization...................................       S-11
Selected Consolidated Financial Data.............       S-12
Price Range of Common Shares and Dividend
  History........................................       S-14
Description of the Series B Preferred Shares.....       S-15
Certain Federal Income Tax Considerations........       S-26
Underwriting.....................................       S-30
Legal Matters....................................       S-30

                         PROSPECTUS

Available Information............................          2
Incorporation of Certain Documents by
  Reference......................................          2
The Company......................................          3
Risk Factors.....................................          5
Use of Proceeds..................................          8
Certain Ratios...................................          8
Description of Debt Securities...................          8
Description of Shares of Beneficial Interest.....         22
Description of Securities Warrants...............         29
Certain Provisions of the Company's Declaration
  of Trust and Bylaws............................         31
Federal Income Tax Considerations Relating to the
  Company's REIT Status..........................         33
Plan of Distribution.............................         39
Legal Matters....................................         40
Experts..........................................         40

                                1,000,000 SHARES

                                     [LOGO]

                           7.50% SERIES B CONVERTIBLE
                             CUMULATIVE REDEEMABLE
                                PREFERRED SHARES
                            (LIQUIDATION PREFERENCE
                               $50.00 PER SHARE)

                              -------------------

                             PROSPECTUS SUPPLEMENT

                              -------------------

                          EDWARD D. JONES & CO., L.P.

                                 June 17, 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------